Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Execution Version

MAY 20, 2010

BioSynthema Inc. and

Advanced Accelerator Applications, S.A.

SALE AND PURCHASE AGREEMENT

FOR THE ENTIRE ISSUED SHARE CAPITALOF

BIOSYNTHEMA INC.

Schedule 1 - Shareholders
Schedule 2 - Conditions to Completion
Schedule 3 - Representations and Warranties
Schedule 4 - Company Subsidiaries
Schedule 5 - Restricted Actions
Schedule 6 - Indemnification Obligations
Schedule 7 - Accounts as of December 31, 2009·

i

THIS SALE AND PURCHASE AGREEMENT (the "Agreement") is made as of this 20th day of May, 2010

BY AND AMONG:

1.	The several persons whose names are set out in Schedule 1 (the "Shareholders"); and

2.	Advanced Accelerator Applications, S.A., a limited company (societe anonyme) registered under the laws of France, and whose corporate headquarters is at 20 rue Diesel, 01630 Saint-Genis-Pouilly, France (the "Purchaser"); and

3.	BioSynthema Inc., a company incorporated under the laws of Missouri, United States of America, whose corporate headquarters is at 4041 Forest Park Boulevard, St. Louis, Missouri 63108, United States of America (the "Company," the Shareholders, the Purchaser and the Company may be referred to herein individually as a "Party" or collectively as the "Parties").

WHEREAS:

The Shareholders have each agreed to transfer and sell the Company Shares owned by them and the Purchaser has agreed to purchase and pay for all the Company Shares, in each case on the terms and subject to the conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.DEFINITIONS AND INTERPRETATION

1.1              In this Agreement, the schedules and the Disclosure Letter, the following terms shall be defined as set forth below:

"Accounts" means the consolidated unaudited financial statements of the Company (comprising a balance sheet, consolidated statement of profit and loss and statement of cash flows for the fiscal year ended on 31 December 2009 with the notes thereto).

"Accounts Date" means December 31,2009.

"Accounts Receivable" has the meaning ascribed thereto in Schedule 3, Part A, and Section 22.

"Action" has the meaning ascribed thereto in Schedule 3, Part A, and Section 5.1.

"Affiliate" means, (i) in respect of any person including an individual, a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by agreement, as trustee or executor, or otherwise, and (ii) in respect of any individual, his or her grandparents and all descendants of those grandparents and (in each case) their spouses or a trust of which any of them is a beneficiary.

"Aggregate Consideration" has the meaning ascribed thereto in Section 2.1.

"Agreement" has the meaning set forth in the first sentence hereof.

"Authorizations" has the meaning ascribed thereto in Schedule 3, Part A, Section 16.

"Benchmark Value" means € 2.50 per Purchaser Share.

"Breaching Party" has the meaning ascribed thereto in Section 9.4.

"Breaching Shareholder" has the meaning ascribed thereto in Schedule 6, Section 2.1.

"Business" means the businesses and activities of the Company and Company Subsidiaries (including businesses as carried on at the date of this Agreement or at any time prior to Completion).

"Business Day" means a day (other than a Saturday or a Sunday) on which financial institutions are open for business in London, England and New York City, New York, United States of America.

"Claim Notice" has the meaning ascribed thereto in Section 2.1 of Schedule 6. "Clinical Trials Target" has the meaning ascribed thereto in Section 4.1. "Code" means the Internal Revenue Code of 1986, as amended.

"Combination Product" means a Product or Substitute Product sold in a finished dosage form containing a Product or Substitute Product in combination with one or more other products or ingredients which are not Products or Substitute Products.

"Common Stock" means the common stock, par value $0.10 of the Company

"Company" has the meaning ascribed thereto in the third recital.

"Company Benefit Plans" has the meaning ascribed thereto in Schedule 3, Part A, Section 7.1.

"Company ERISA Affiliate" has the meaning ascribed thereto in Schedule 3, Part A, and Section 7.1

"Company Intellectual Property" has the meaning ascribed thereto in Schedule 3, Part A, and Section 21.

"Company Legal Counsel" means Palank & Associates, LLC.

"Company Material Adverse Effect" means such circumstances, event or change that has had a material adverse effect on the business, operations or financial condition of the Company, but shall not include facts, circumstances, event or changes (i) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (ii) resulting from political conditions or developments in general, (iii) reflecting or resulting from changes or proposed changes in any Law (or interpretations thereof), (iv) resulting from the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, or (v) any facts, circumstances, events or changes that are cured by the Shareholders before the Completion Date.

"Company Material Contract" has the meaning ascribed thereto in Schedule 3, Part A, Section 20.

"Company Obligations" means (i) the loans from Stichting BWE to the Company in the amounts of $300,000 and €250,000, respectively, as each was amended May 1, 2010 and (ii) the $250,000 payable to Mallinckrodt Inc. on or before September 11, 2010, each as further described in the Disclosure Letter.

"Company Organization Documents" has the meaning ascribed thereto in Schedule 3, Part A, Section 1.

"Company Real Property" has the meaning ascribed thereto in Schedule 3, Part A, and Section 9.1.

"Company Shares" means the 5,390,033 shares of Common Stock issued and outstanding as of the date of this Agreement.

"Company Subsidiary" means any Subsidiary of the Company.

"Company Subsidiary Organization Documents" has the meaning ascribed thereto in Schedule 3 Sections 1.

"Completion" means the completion of the sale and purchase of the Company Shares pursuant to the terms of this Agreement.

"Completion Date" means the date of Completion or such other date as the Purchaser and the Majority Shareholders shall agree in writing to be the Completion Date.

"Confidential Material" has the meaning ascribed thereto in Section 15.1.

Contingent Consideration" means, collectively, the Contingent Cash Consideration and the Contingent Shares.

"Contingent Cash Consideration" has the meaning ascribed thereto in Section 2.1.

"Contingent Shares" has the meaning ascribed thereto in Section 2.1.

"Damages" has the meaning ascribed thereto in Section 2.1 of Schedule 6.

"Deed of Adherence" means a deed of adherence in a form satisfactory to the Purchaser, the Shareholders and the Company.

"Directors" mean Erion and van Rossem.

"Disclosing Party" has the meaning ascribed thereto in Section 15.1.

"Disclosure Letter" means the letter having the same date as this Agreement from the Company to the Purchaser setting forth exceptions to Schedule 3.

"Earn Out" has the meaning ascribed thereto in Section 5.8.

"EMEA” means the European Medicines Agency (or any successor agency).

"Encumbrance" means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restrictions (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

"End Date" means June 30, 2010, or such later date as may be agreed between the Purchaser, the Shareholders and the Company.

"Enforceability Exceptions" has the meaning ascribed thereto in Schedule 3, Part A, and Section 2.1.

"Environmental Laws" means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

"Erion" means Jack Erion, an individual having an address of 379 Woodmere Nook Court, St. Charles, Missouri 63303.

"ERISA" has the meaning ascribed thereto in Schedule 3, Part A, and Section 7.1.

"Executory Period" has the meaning ascribed thereto in Schedule 5, Section 1.

"FDA" has the meaning ascribed thereto in Schedule 3, Part A, and Section 16.

"Fifth Year" has the meaning ascribed thereto in Schedule 6, Section 2.2.

"First Commercial Sale" means the initial ‘commercial sale’ of the Product (or the Substitute Product) that has obtained marketing authorization by either the FDA and/or EMEA.

"First Year" has the meaning ascribed thereto in Schedule 6, Section 2.2.

"Fourth Year" has the meaning ascribed thereto in Schedule 6, Section 2.2.

"GEP-NET" means Gastro-entero-pancreatic Neuroendocrine Tumor.

"Gross Profit Margin" shall mean, for any fiscal year of the Company, the quotient of (x) Net Sales less the sum of (i) direct production costs plus (ii) distribution payments to any distributor or agent divided by (y) Net Sales.

"Governmental Entity" any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization.

"Hazardous Substance" means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any environmental Law. Hazardous Substances include any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including (a) petroleum or any derivative or byproduct thereof, toxic mold, asbestos or asbestos containing material or polychlorinated biphenyls and (b) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5.

"Indebtedness" means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than expenses and current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture, and credit agreement or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) al1 1iabilities secured by an Encumbrance on any property and (vi) all guarantee obligations.

"Indemnification Obligations" has the meaning ascribed thereto in Section 1 of Schedule 6.

"Initial Cash Payment" has the meaning ascribed thereto in Section 2.1.

"Initial Shares" has the meaning ascribed thereto in Section 2.1.

"Intellectual Property" means (i) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) United States and foreign registered and unregistered copyrights, and registrations and applications for registration thereof; and copyrightable works; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information, including know-how.

"Key Employees and Consultants" means Jack L. Erion, President and CEO, and consultants: Jeanine Boesen through Boesen BV, Henk van Rossem and Mary Palank.

"Knowledge" or "Company Knowledge" means the actual awareness of a given matter by the Key Employees and Consultants or any of them.

"Law" or "Laws" means any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Entity.

"Licensed Intellectual Property" has the meaning ascribed thereto in Schedule 3, Part A, and Section 21.

"Majority Shareholders" has the meaning ascribed thereto in Section 18.1.

"Management Accounts" mean the unaudited consolidated financial statements (comprising a balance sheet, consolidated statement of profit and loss, statement of cash flows and statement of shareholders' equity) of the Company and Company Subsidiaries from the Accounts Date through the Completion Date, each in the agreed form.

"Market Authorization Target" has the meaning ascribed thereto in Section 4.1.

Market Value" means the most recent price per Purchaser Share at which the Purchaser or the Purchaser's shareholders last sold its shares to bona fide purchasers in bona fide stock sale transactions (including by way of subscription of increase of capital of the Company), excluding: (i) any gift or other issuance for no or nominal value, (ii) transfer made following exercise of the pre-emption right provided in the bylaws of the Purchaser, (iii) permitted transfers under the Shareholders' Agreement or (iv) any issuances, exercises or purchases pursuant to any stock option, bonus or similar employee compensation plan of the Purchaser.

"Net Sales" means, with respect to the commercial sale (as defined by the FDA or the EMEA) of the Product (or the Substitute Product, as the case may be), during the prior completed fiscal year, the gross amount invoiced and effectively collected by or on behalf of the Purchaser (or the Company) and their Subsidiaries (or Affiliates) for the Product (or Substitute Product) in bona fide, arm's-length transactions plus any royalties received by Purchaser (or the Company) and their Subsidiaries from licensees or sublicensees from commercial sales of the Product (or Substitute Product), less the following customary deductions, determined in accordance with US GAAP, to the extent included in the gross invoiced commercial sales price of any Product or Substitute Product or otherwise directly paid or incurred by the Purchaser, the Company or their Subsidiaries (and Affiliates) with respect to the commercial sale of such Product or Substitute Product:

(i)            normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to commercial sales of the Product or Substitute Product;

(ii)           amounts actually repaid or credited by reason of defects, rejection recalls, returns, rebates and allowances of goods;

(iii)          charge-backs and other amounts paid on commercial sales or dispensing of such Product;

(iv)          rebate amounts payable resulting from governmental mandated rebate programs;

(v)           tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on income);

(vi)          Customary cash discounts for timely payment; (vii) delayed ship order credits;

(viii)        discounts pursuant to indigent patient programs and patient discount programs and coupon discounts;

(ix)           All freight, postage and insurance included in the invoice price;

(x)         all payments made to distributors, consultants or agents in connection with the sale of the Product (or Substitute Product);

(xi)        all royalties (including royalties to Mallinckrodt) paid or other payments made to licensors in connection with the sale of the Product (or Substitute Product).

Commercial sales by the Purchaser and/or the Company to (i) any of their Affiliates, Subsidiaries, licensees or sublicensees or (ii) for clinical trial use shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of the amount Net Sales but which are separately charged to third parties shall not be deducted from the invoice price in the calculation of the amount Net Sales.

In the case of any commercial sale or other disposal for value, such as barter or counter- trade, of the Product, or part thereof, other than in an arm's-length transaction exclusively for money, the amount of Net Sales shall be calculated by the Company as above on the value of the non-cash consideration received or the fair market price (if higher) of the Product or Substitute Product in the country of sale or disposal.

Net Sales from Combination Products shall be determined in accordance with Section 5.3 by replacing the introduction to Section 5.3 as follows: "For the purpose of determining the Royalty Payments with respect to sales of Combination Products" shall be replaced with "For the purpose of determining Net Sales with respect to sales of Combination Products."

"Net Sales Target" has the meaning ascribed to such term in Section 4.1.

"Officers" mean each of Erion and Palank.

"Order" has the meaning ascribed thereto in Schedule 3, Part A, Section 5.1.

"Other Product" has the meaning ascribed thereto in Section 5.3.

"Palank" means Mary Palank, an individual having an address of 1034 S. Brentwood Blvd., Suite 1630, St. Louis, Missouri 63117, USA.

"Participating Member State" means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" or "Parties" has the meaning ascribed thereto in the description of the parties to this Agreement on page 1 hereof.

"Plan" means that certain Restricted Stock Bonus Plan of the Company, as approved December 29, 2004.

"Press Announcement" means the press announcement to be issued by the Company and the Purchaser in the agreed form upon Completion.

"Proceedings" means any legal proceedings or action arising out of or in connection with this Agreement or any other document referred to herein.

"Product" means, either: (i) the 177-leutitum radiolabeled compound for radiotherapeutic or radiodiagnostic use in final dosage form and ready for infusion into the patient, with "compound" meaning, the somatostatin peptide analogue, DOTAO-Tyr3-octreotate)o, r (ii) the vial containing frozen or lyophilized material comprised of the compound plus other additives necessary for a commercially stable formulation to which a 177-leutium solution is added to make the Product.

"Purchaser" has the meaning ascribed thereto in the description of the parties to this Agreement on page 1 hereof.

"Purchaser General Indemnification Claim" has the meaning ascribed thereto in Schedule 6, Section 2.2.

"Purchaser General Indemnification Notice" has the meaning ascribed thereto in Schedule 6, Section 2.2.

"Purchaser Indemnified Party" has the meaning ascribed thereto in Section 2.1 of Schedule 6.

"Purchaser Shares" means shares of common stock of the Purchaser, nominal value of € 0.10 each;

"Purchaser Share" shall be construed accordingly.

"Purchaser Survival Period" has the meaning ascribed thereto in Section 1 of Schedule 6.

"Purchaser's Legal Counsel" means Ellenoff Grossman & Schole LLP.

"Receiving Party" has the meaning ascribed thereto in Section 15.1.

"Representatives" means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, external legal advisers, accountants, consultants and financial advisers of that party and/or of its respective Affiliates.

"Restricted Actions" means the actions listed in Schedule 5.

"Royalty Payment" has the meaning ascribed thereto in Section 5.1.

"Royalty Payment Objection Period" has the meaning ascribed thereto in Section 5.5

"Royalty Statement" has the meaning ascribed thereto in Section 5.5.

"Sale of the Company" means, following the Completion of this Agreement, the acquisition, whether effected directly or indirectly or in one or a series of transactions, by a third person not affiliated with the Purchaser of the capital stock or assets of the Company (other than a sale, exchange or transfer to one or more entities where the Purchaser retains, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entity or entities to which the assets were transferred), for an aggregate amount exceeding the Aggregate Consideration (excluding any Royalty Payments) multiplied by three (3).

"Second Year" has the meaning ascribed thereto in Schedule 6, Section 2.2.

"Securities Act" means the Securities m Act of 1933, as amended.

"Shareholder Agreement" means that certain Shareholders Agreement by and among all of the shareholders of the Purchaser effective as of March 1, 2009, as amended on April 8, 2009.

"Shareholder Indemnification Cap" has the meaning ascribed thereto in Schedule 6, Section 2.2(d).

"Shareholders" mean the holders of Common Stock whose names and addresses are set out in Part 1 of Schedule 1.

"Side Letter" means that certain side letter dated May 20 2010 pursuant to which van Rossem and Palank agree to certain non-competition and non-solicitation provisions.

"Subsidiary" or "Subsidiaries" means any corporation, a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified person.

"Substitute Product" means a molecule different from Lutate for treatment of GEP-NET (including carcinoid), for which the Purchaser or its Subsidiary or Affiliate achieves Net Sales in lieu of the Product.

"Survival Period" has the meaning ascribed thereto in Section 1 of Schedule 6.

"Surviving Provisions" means Sections 5, 11, 14, 15, 22 and Schedule 6.

"Target" or "Targets" means: (i) the Clinical Trials Target, (ii) the Market Authorization Target or (iii) the Net Sales Target, as applicable, and as such terms are defined in Section 4.1.

"Tax" or "Taxes" means any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever. Imposed by any Governmental Entity (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

"Tax Returns" has the meaning ascribed thereto in Schedule 3, Part A, and Section 8.1.

"Tenant Leases" has the meaning ascribed thereto in Schedule 3, Part A, and Section 9.1.

"Third Party Claim" has the meaning ascribed thereto in Section 3 of Schedule 6.

"Third Year" has the meaning ascribed thereto in Schedule 6, Section 2.2.

"Transaction Documents" has the meaning ascribed thereto in Section 13.1.

"Uniform Commercial Code" means the Uniform Commercial Code as in effect from time to time in the State of Missouri.

"US GAAP" means the generally accepted accounting principles of the United States.

"van Rossem" means Hendrik van Rossem, an individual having an address of Wihelminaplantsoen 13, 1601 LS Enkhuizen, The Netherlands.

"€" and "Euro" means the single currency of the Participating Member States.

"$" and "US Dollar" means the single currency of the United States of America.

1.2             In this Agreement, unless otherwise specified:

(a)           a reference to any Law shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made or coming into effect of any Law after the date of this Agreement would increase or alter the liability of any of the Company, the Shareholders or the Purchaser under this Agreement; and

(b)           references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established; and

(c)          references to a "person" shall be construed so as to include any individual, firm, company, Governmental Entity or any joint venture, association or partnership (whether or not having separate legal personality); and

(d)           use of any gender inc1udesthe other gender; and

(e)          references to writing shall include any modes of reproducing words in a legible and non transitory form; and

(f)          headings to Sections and Schedules are for convenience only and do not affect the interpretation of this Agreement; and

(g)         the Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Recitals and the Schedules; and

(h)          references to "including" shall be construed as "including without limitation."

2. SALE AND PURCHASE

2.1        At Completion and subject to the terms and conditions set forth herein, each of the Shareholders shall irrevocably sell, free from all Encumbrances and with full title guarantee, the Company Shares and the Purchaser shall purchase all of the Company Shares together with all rights attached or accruing to them, for the following consideration (the "Aggregate Consideration"): (i) € 375,000 in cash (the "Initial Cash Payment"); (ii) that certain number of Purchaser Shares having an aggregate Market Value of € 2,300,000 (the "Initial Shares"); (iii) up to € 1,125,000 in cash subject to the provisions of Section 4 (the "Contingent Cash Consideration"); (iv) that certain number of Purchaser Shares having up to an aggregate Market Value of € 6,900,000 (the "Contingent Shares"); (v) the right to receive the Royalty Payment; and (vi) the assumption of the Company Obligations; provided, however, the Contingent Consideration may be reduced in accordance with the Indemnification Obligations.

2.2        With effect from the Completion Date and by executing this Agreement, each of the Shareholders irrevocably waives any and all rights over any of the Company Shares any of them ever had, now have or hereafter can, shall or may have, from the beginning of the world to the end of time.

3. INITIAL CASH PAYMENT; INITIAL SHARES

3.1         At Completion and upon receipt of the duly endorsed certificates representing the Company Shares, the Purchaser (or its agent) shall: (i) distribute the Initial Cash Payment and (ii) issue the Initial Shares, with each of (i) and (ii) being paid or issued, respectively, to the Shareholders pro rata in accordance with their percentage ownership of the Company Shares set forth on Schedule 1; provided, however, each Shareholder acknowledges that becoming a party to the Shareholder Agreement is an unwaivable condition precedent to receipt of any Initial Shares due such Shareholder and that such Shareholder shall not be treated as a stockholder of Purchaser, shall not appear on the records of the Purchaser as a shareholder and shall have no right, title or interest to the Initial Shares until such Shareholder has executed the Shareholder Agreement.The aggregate number of Initial Shares to be issued shall be 920,000.

3.2         Payment of the Initial Cash Payment shall be made by wire transfer of funds in Euro to each of the Shareholders in accordance with Schedule 1.

3.3        A certificate evidencing each Shareholder's pro rata portion of the Initial Shares shall be sent to the address set forth opposite each Shareholder's name in Schedule 1 by Federal Express (or similar courier). Each of the Shareholders agrees that upon receipt of such certificate, such Shareholder will not effect any sale, transfer, assignment, hypothecation, pledge or other Encumbrance of the Initial Shares, unless such sale, transfer, assignment, hypothecation, pledge or other Encumbrance is made in accordance with (i) French securities Laws (as evidenced by an opinion of counsel) or an applicable exemption therefrom and (ii) the Shareholder Agreement

4. CONTINGENT CASH CONSIDERATION;
CONTINGENT SHARES

4.1        At such time that (i) clinical trials approved by the FDA and EMEA begin with respect to the Product (or Substitute Product) (the "Clinical Trials Target"), (ii) marketing authorization is granted with respect to the Product (or Substitute Product) by both the FDA and EMEA (the "Market Authorization Target") or (iii) aggregate Net Sales of the Product (or Substitute Product) exceed € 10,000,000 in the aggregate (the "Net Sales Target"); then upon and subject to the satisfaction of each such Target: (a) one-third (1/3) of the Contingent Cash Consideration and (b) Contingent Shares having a Market Value equal to one-third (1/3) of the € 6,900,000 (as calculated pursuant to Section 4.2 and adjusted pursuant to Section 4.3) shall be paid or issued, as applicable, to the Shareholders in accordance with Sections 4.3 and 4.4; provided, however, no Contingent Shares shall be issued to any Shareholder who is in material violation of, or breach with respect to the Shareholders' Agreement, or to any Officer or Director who is in material violation of, or breach with respect to any employment, non-compete or other agreement between such person and the Purchaser or the Company (or any Subsidiary of either), the fact of such material violation or breach to be determined in the reasonable, good faith, discretion of Purchaser and disputed in accordance with Section 19.

4.2         The Contingent Shares issuable upon the satisfaction of any Target shall be the quotient of the following:

Contingent Shares = portion of Euro 6,900,000 payable upon satisfaction of such Target or Targets

Market Value

provided that if the Market Value of such Contingent Shares is less than the Benchmark Value, then: (i) the number of Contingent Shares to be issued shall be equal to that portion of € 6,900,000 payable upon satisfaction of such Target or Targets divided by the Benchmark Value and (ii) the difference between the Benchmark Value and Market Value (per Contingent Share) shall be paid in cash (Euros), in accordance with Section 4.4

The Contingent Cash Consideration and/or the Contingent Shares may be reduced from time to time by all or a portion of the Indemnification Obligations in accordance with Schedule 6, Section 2.2.

4.3        Within sixty (60) days after the satisfaction of a Target, any Contingent Cash Consideration due the Shareholders shall be paid by wire transfer of immediately available funds denominated in Euros to the Shareholders in accordance with Schedule 1. Any such payments of Contingent Cash Consideration shall include interest accruing at two percent (2%) per annum, calculated on the basis of a 365 day year; from the date of Completion to the date such payment is made.

4.4         A certificate evidencing the Contingent Shares due with respect to satisfaction of a Target shall be sent by the Purchaser (or its transfer agent) to each respective Shareholder in accordance with Schedule 1 within sixty (60) days of satisfaction of such Target.

4.5          Prior to the Sale of the Company, the payment of all unpaid Contingent Cash Consideration and the issuance of any then unissued Contingent Shares (less any amounts withheld in accordance with the provisions set forth in Schedule 6, Section 2.2) shall automatically be accelerated such that the Purchaser shall, immediately prior to consummation of such Sale of the Company, pay all unpaid Contingent Cash Consideration and issue all unissued Contingent Shares as set forth herein.

4.6          As soon as practicable, but no later than the thirtieth (30th) day after the applicable Target is satisfied, the Purchaser (or its agent) shall prepare in good faith and deliver to the Shareholders a statement setting forth in reasonable detail (a) the Target achieved and (b) the Contingent Consideration due as a result thereof.

4.7         Until the expiration of the Survival Period, each of the Shareholders hereby covenants and agrees that such Shareholder shall remain both the record and beneficial holder of all such Contingent Shares in a given year subject to the Indemnification Obligations held by such Shareholder and shall not sell, transfer, assign, hypothecate, pledge or otherwise encumber such Contingent Shares except in accordance with the Laws of descent and distribution upon the death of such Shareholder; provided, however that in all cases such Contingent Shares shall remain subject to this Section 4.7 and provided, further, that upon the expiration of the Survival Period, such Shareholder shall only effect a sale, transfer, assignment, hypothecation, pledge or other Encumbrance of such Contingent Shares in accordance with (i) French securities Laws (as evidenced by an opinion of counsel) or an applicable exemption therefrom and (ii) the Shareholder Agreement.

4.8         Unless and until the Contingent Shares become due pursuant to this Section 4, the Shareholders shall have no rights, title or interest in any securities or other property received by Shareholders of the Purchaser as a result of any stock split or combination of the Purchaser, payment of a stock dividend or other stock distribution in or on Purchaser Shares, or change of Purchaser Shares into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving the Purchaser.

4.9        No fractional Contingent Shares shall be issued and no certificates or scrip for any such fractional Contingent Shares shall be issued. Any Shareholder who would otherwise be entitled to receive a fraction of a Contingent Share shall, in lieu of such fraction, be paid in cash the amount in Euro (rounded up to the nearest whole Euro cent) determined by multiplying such fraction of a Contingent Share by the greater of (i) the Market Value or (ii) the Benchmark Price.

4.10      The Purchaser shall use commercially reasonable efforts to extend or renew all corporate approvals and authorizations necessary to issue the Contingent Shares in accordance with the terms of this Agreement. If (i) the approvals and authorizations to issue the Contingent Shares have not been renewed or extended by the end of the twenty- sixth (26th) full month following the Completion Date or (ii) if any extensions to the corporate approvals or authorizations are not subsequently extended prior to the expiration of the approvals or authorizations then in effect to issue the Contingent Shares, then subject to Section 4.3, the Purchaser agrees that all Contingent Shares shall immediately be deemed to have been fully earned and shall be issued as soon as practicable (but in any event prior to the expiration of the approvals and authorizations) to each Shareholder in accordance with Schedule 1. The Purchaser shall also provide notice to the Shareholders, in a commercially reasonable manner, following any non-renewal of the approvals and authorizations necessary to issue the Contingent Shares.

5. ROYALTY PAYMENTS AND OBLIGATIONS.

5.1          In further consideration of the transaction contemplated hereby, the Purchaser .hereby agrees to pay to the shareholders a portion of the annual Net Sales of the Product or any Substitute Product (if Purchaser commercializes such Substitute Product in lieu of the Product) during the period set forth in Section 5.4 hereof (the "Royalty Payment"). All Royalty Payments shall be made to the Shareholders in accordance with Schedule 1 within ninety (90) days of such Royalty Payment becoming due and payable. Royalty Payments being due in one year shall not be indicative of, or infer that, Royalty Payments shall be due in subsequent years.

5.2         Provided the Gross Profit Margin in a given year with respect to the relevant Net Sales is in excess of thirty percent (30%), then Purchaser shall make Royalty Payments in accordance with the following: (i) with respect to Net Sales from 0 to $50,000,000, the Shareholders shall be entitled to a Royalty Payment equal to [*] ([*]%) of such Net Sales, (ii)

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

with respect to Net Sales from $50,000,000 to $100,000,000, the Shareholders shall be entitled to a Royalty Payment equal to [*] percent ([*]%) of such Net Sales, and (iii) with respect to Net Sales equal to or in excess of $100,000,000, the Shareholders shall be entitled to a Royalty Payment equal to [*] percent ([*]%) of such Net Sales. For the avoidance of doubt, in all cases where the Gross Profit Margin is less than thirty percent (30%) of the Net Sales, no Royalty Payments shall be due from Purchaser to the Shareholders in connection with such Net Sales. For purposes of this Section 5.2, any sales reflected in Euros shall be converted to US Dollars in accordance with Section 20.

5.3         For the purpose of determining the Royalty Payments with respect to sales of Combination Products, Net Sales will be determined by multiplying the Net Sales of the Combination Product by a fraction, the numerator of which shall be the per unit retail selling price of the Product included in the Combination Product sold as a separate stand-alone item, and the denominator of which shall be the per unit retail selling price of the Combination Product. If there is no established current retail selling price for the Product or Substitute Product sold separately, but there is an established current retail selling price for the other products sold in combination with the Product or Substitute Product (the "Other Product"), then the Net Sales price of the Product or Substitute Product sold in such Combination Product will be (i) the Net Sales of the Combination Product less (ii) the Net Sales of the Combination Product multiplied by a fraction, the numerator of which shall be the per unit retail selling price of the Other Product sold separately, and the denominator of which shall be the per unit retail selling price of the Combination Product. If there is no established per unit retail selling price for the Product or the Other Product, then, the Net Sales price of the Product or Substitute Product included in such Combination Product will be determined by the Purchaser in good faith using commercially reasonable methods in accordance with generally accepted cost accounting principles consistently applied.

5.4         The Purchaser's obligation with respect to the Royalty Payments shall commence on the earlier of the date of the First Commercial Sale of the Product or Substitute Product by the Company, a Subsidiary or any of their Affiliates. Royalty Payments will be paid by Purchaser hereunder until the earlier of (i) ten (10) years following the First Commercial Sale of the Product or (ii) ten (10) years following the First Commercial Sale of any Substitute Product. For the purposes of clarity, the Shareholders shall only receive Royalty Payments with respect to either the Product or the Substitute Product, which shall be determined as the first to consummate a First Commercial Sale.

5.5         Royalty Payments shall be calculated as of the end of each calendar quarter in Euro, with Net Sales in any foreign currency to be converted into Euro at the conversion rate set forth in the Financial Times (London Edition) during such quarter. Royalty Payments shall be paid to the Shareholders in Euro within ninety (90) days following the end of each fiscal

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

year. As soon as practicable, but in no event later than the sixtieth (60th) day following the end of Purchaser's fiscal year during which Royalty Payments are due, the Purchaser shall deliver to the Shareholders a statement (the "Royalty Statement") setting forth the Net Sales for the fiscal year pursuant to which the Royalty Payment is being made, and setting forth: (i) the total number of units of the Product or Substitute Product sold by country, (ii) the gross sales of the Product or Substitute Product in the local currency and the Euro conversion and (iii) an analysis of the manner in which the Royalty Payment was calculated. Unless the Majority Shareholders deliver a written objection to the Purchaser within thirty (30) days following its receipt of the Royalty Statement (the "Royalty Payment Objection Period"), the Royalty Payments set forth on the Royalty Statement shall be deemed final and binding on the Shareholders. Any notice of objection by the Majority Shareholders must be timely and specify the items or calculations with which such Majority Shareholders reasonably takes issue. If the Majority Shareholders object in accordance with the previous sentence, Purchaser and the Majority Shareholders shall settle such dispute in accordance with the provisions set forth in Section 19 below, with such resolution applying pro rata to all Shareholders.

5.6         The Purchaser shall maintain and shall require its Subsidiaries, licensees, and sublicensees (if applicable) to maintain accurate books and accounts of record in connection with the sale by or for it of the Product or Substitute Product and any Combination Product in sufficient detail to permit accurate determination of all figures necessary for verification of the Royalty Payments. Such records shall be maintained for a period of five (5) years from the end of each year in which sales occurred. To ensure that the proper Royalty Payment is made, the Majority Shareholders shall have the right, at their own expense, to cause qualified certified public accountants of its choice to audit the Purchaser's books and records pertaining solely to Net Sales of the Product or any Substitute Product. Such audits shall take place during Purchaser's normal business hours and not more frequently than once per calendar year. Prior to conducting an audit, the Majority Shareholders will provide at least ten (10) days written notice to Purchaser. If any such audit reveals that a shortfall in Royalty Payments has occurred, then Purchaser shall promptly following (i) the receipt of notice of a shortfall by the Majority Shareholders in the event that Purchaser does not dispute the audit results or (ii) the resolution of any such dispute, pay to the Shareholders the amount of such shortfall plus interest accrued thereon at the average prime rate announced by Citibank, N .A. during the period from the date the Royalty Payment was originally due and ending on the date that the shortfall and interest is paid. If the parties have a good faith dispute regarding the results of the audit, they shall first seek to amicably resolve the dispute through discussion. If the parties are unable to resolve the dispute, they shall jointly appoint an independent certified public accountant to resolve the dispute and will abide by the decision reached by such independent certified public accountant. If the parties are unable to agree on the selection of an independent certified public accountant, they shall each appoint one such firm, and the two so selected shall chose a third independent certified public accountant who shall resolve the dispute and whose decision shall be binding on the parties. The parties will share equally the fees and expenses of any independent certified public accountant engaged to resolve any dispute pursuant to this Section 5.6; provided, however, that if (a) the independent certified public accountant selected in accordance with the immediately preceding sentence determines the existence of a Net Sales deficiency that is greater than or equal to five percent (5%) of the Net Sales originally reported by the Purchaser, the Purchaser shall pay all fees and expenses of the independent certified public accountant engaged to resolve such dispute or (b) that the independent certified public accountant confirms the Net Sales originally reported by the Purchaser or determines the existence of a Net Sales surplus of the Net Sales originally reported by the Purchaser, the Majority Shareholders shall pay all fees and expenses of the independent certified public accountant engaged to resolve such dispute.

5.7       Any Tax that Purchaser is required to withhold under applicable Law and pay on behalf of the Shareholders hereunder with respect to any Royalty Payment shall be deducted from and offset against said Royalty Payment prior to remittance; provided, however, that in regard to any Tax so deducted, Purchaser shall give or cause to be given to the Shareholders such assistance as may reasonably be necessary to enable the Shareholders to claim exemption therefrom or credit therefor, and in each case shall furnish the Shareholders of proper evidence of Taxes paid on behalf of the Shareholders. If a Tax treaty is applicable or in effect and the Majority Shareholders request Purchaser utilize such treaty, the Purchaser shall use reasonable efforts in complying with the treaty and each Shareholder shall give or cause to be given to Purchaser such assistance as may be reasonably necessary to enable Purchaser to utilize such treaty.

5.8          From the Completion Date through the entirety of the period when any Royalty Payments and/or Contingent Consideration (collectively, the "Earn Out") may be or become payable by the Purchaser to the Shareholders in accordance with this Agreement, the Purchaser shall: (i) for the purpose of protecting the rights of the Shareholders to receive the Earn Out under the terms of this Agreement, use commercially reasonable efforts to avoid taking any action or permitting any omission which is intended to deter the Shareholders' ability to earn the Earn Out; and (ii) use commercially reasonable efforts to collect all Net Sales in a timely manner.

6. CONDITIONS

6.1        The sale and purchase of the Company Shares and the completion of the other transactions contemplated by this Agreement and the Transaction Documents are in all respects conditional upon those matters listed in Schedule 2, provided that: (i) the Purchaser may, in its sole and absolute discretion, waive any of the conditions precedent which must be satisfied by the Shareholders and Company set forth on Schedule 2A by written notice to the Shareholders, (ii) the Shareholders may, in their sole and absolute discretion, waive any of the conditions precedent which must be satisfied by the Purchaser set forth on Schedule 2B by written notice to the Purchaser, and (iii) in no instance may any party hereto waive the conditions set forth on Schedule 2C.

6.2          The Company and the Shareholders covenant and agree to use commercially reasonable efforts to cause the conditions set forth in Schedule 2 (and applicable to such party) to be fulfilled as soon as possible after the date of this Agreement (to the reasonable satisfaction of the Purchaser); and the Purchaser covenants and agrees to use commercially reasonable efforts to cause the conditions set out in Schedule 2 (and applicable to such party) to be fulfilled as soon as possible after the date of this Agreement.

6.3          None of Purchaser, the Company or the Shareholders may rely on the failure of any condition set forth in Schedule 2 to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

7. CONDUCT OF BUSINESS BEFORE COMPLETION

7.1        The Shareholders shall take all reasonable actions within their power to procure, and the Company shall procure, that the Business is conducted in the ordinary course during the period from the date of this Agreement to Completion. Without limitation to the generality of the foregoing, the Shareholders shall take all commercially reasonable actions within their power to procure, and the Company shall use its best efforts to procure, that between the date of this Agreement and Completion neither the Company nor any Company Subsidiary will undertake any of the Restricted Actions without the prior written consent of the Purchaser.

7.2         Sub-Section 7.1 shall not operate so as to restrict or prevent:

(i)          any matter reasonably undertaken by the Company or Company Subsidiary in an emergency or disaster situation with the intention of minimizing any material adverse effect thereof (and of which the Purchaser will be notified in advance, where such advance notice is commercially practicable, failing which the Purchaser shall be notified promptly thereafter) only for so long as such emergency or disaster situation continues and/or solely to the extent the Company reasonably considers necessary to mitigate the effects of such emergency or disaster situation; or

(ii)        the completion or performance of any obligations undertaken in the ordinary course of business pursuant to or matters contemplated by any agreement or arrangement entered into by the Company or Company Subsidiary prior to the date of this Agreement which does not in the aggregate exceed $10,000; or

(iii)       any matter contemplated in this Agreement; or

(iv)       any matter undertaken with the prior written approval of the Purchaser.

7.3          From the date of this Agreement until Completion, the Shareholders shall use commercially reasonable efforts to procure and the Company shall use its best efforts to procure that each of the Company and Company Subsidiaries shall give the Purchaser and its authorized representatives reasonable access to books, records, accounts, documents, personnel and offices of the Company and Company Subsidiaries.

7.4         Neither the Shareholders nor the Company shall be obliged to grant access pursuant to Section 7.3 to the extent that such access materially interferes with the ability of the Company or Company Subsidiaries to conduct the Business.

7.5          From the date of this Agreement until Completion, the Company shall use its best efforts to provide the Purchaser and its authorized representatives with notice of any enquiry or investigation of, or any material communication, material correspondenceor material request received from, a Governmental Entity in relation to the Business, the Company or any Company Subsidiary within twenty-four (24) hours of becoming aware, or at such time it should reasonably be aware thereof.

8. COMPLETION

8.1         Completion shall take place on the Completion Date at the offices of Ellenoff Grossman & Schole LLP, 150 East 42nd Street, New York, NY 10017, or at such other venue as may be agreed in writing between the Majority Shareholders and the Purchaser.

8.2         Except with respect to any condition on Schedule 2C which shall not be waived, each of the conditions to Completion set forth on Schedule 2A and 2B shall have been satisfied or waived by the party benefiting from such condition.

8.3         If the respective obligations of the Company, Shareholders and/or the Purchaser pursuant to Schedule 2 have not been satisfied or waived by the Completion Date the Purchaser or the Company, as the case may be, shall have the following options: (i) defer Completion, (ii) proceed to Completion as far as practicable (without limiting the parties' respective rights under this Agreement), or (iii) in the event that Completion has not occurred by the End Date, terminate this Agreement by notice in writing to the other parties hereto, provided that the reason Completion has not occurred by the End Date is not attributable to any act or omission by the party giving such notice.

9. Representations And Warranties; Limitations; Cure Period

9.1        Unless such representation or warranty is limited therein, each of the representations and warranties set forth on Schedule 3 shall survive until the expiration of the Survival Period.

9.2       The representations and warranties set out in separate paragraphs of Schedule 3 shall be separate and independent and (except as expressly provided otherwise in this Agreement) no representation or warranty shall be limited by reference to any other representation or warranty.

9.3         The representations and warranties are qualified by and are subject to any facts and circumstances fairly disclosed in this Agreement or the Disclosure Letter with sufficient detail to allow a reasonably sophisticated person to evaluate such matter.

9.4          If there has been a breach by any Shareholder of the representations and warranties set forth in Section 17.2 of Schedule 3, then, and only if such breach is curable, such Shareholder shall have twenty (20) calendar days to cure such breach, provided such Shareholder exercises commercially reasonable best efforts to cure such breach. Notwithstanding any cure by the Shareholder or the effectuation of a cure by the Shareholder, the Purchaser may seek indemnification pursuant to the Indemnification Obligations for any Damages incurred by Purchaser as a result of such breach during the cure period.

10. SURVIVAL FOLLOWING COMPLETION

10.1      Any provision of this Agreement which is capable of being performed in accordance with the terms of this Agreement after Completion, but which has not been performed at or before Completion, the representations and warranties and all covenants and other undertakings contained in or entered into pursuant to this Agreement that are intended to be performed after Completion shall remain in full force and effect notwithstanding Completion, subject to the provisions contained in Schedule 6.

11. REMEDIES AND WAIVERS

11.1      Except as otherwise expressly provided in this Agreement, no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement or any other documents referred to in it shall affect that right, power or remedy or operate as a waiver thereof.

11.2       Except as otherwise expressly provided in this Agreement, the single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

11.3       Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law.

11.4       The Purchaser shall be entitled, in addition to any other remedy to which it may be entitled at Law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by any Shareholder and/or Company of any covenant or agreement contained in this Agreement. Accordingly, the Shareholders and the Company hereby agree the Purchaser is entitled to an injunction prohibiting any conduct by the Shareholders and/or the Company in violation of this Agreement and the Shareholders or the Company, as the case may be, shall not seek the posting of any bond in connection with such request for an injunction. All costs and expenses, including reasonable attorneys' and experts' fees incurred by the parties in connection with any action for enforcement pursuant to this Section 11.4 shall be borne by the non-prevailing party or parties.

11.5       The Shareholders shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the Purchaser of any covenant or agreement contained in this Agreement. Accordingly, the Purchaser hereby agrees the Shareholders are entitled to an injunction prohibiting any conduct by the Purchaser in violation of this Agreement 'and Purchaser shall not seek the posting of any bond in connection with such request for an injunction. All costs and expenses, including reasonable attorneys' and experts' fees incurred by the parties in connection with any action for enforcement pursuant to this Section 11.5 shall be borne by the non-prevailing party or parties.

12. ASSIGNMENT

12.1        Neither the Company nor the Shareholders shall assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement or any causes of action arising hereunder without the prior written consent of the Purchaser, other than an assignment or transfer by operation of descent and distribution. The Purchaser may assign the benefit of all or any of the Company or Shareholder obligations under this Agreement and/or any other benefit to the Purchaser arising under or out of this Agreement, subject to the provisions contained in Section 4.5 above.

12.2      This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors in title and permitted assigns.

13. ENTIRE AGREEMENT; AMENDMENT

13.1      This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Schedules referred to herein, which exhibits and Schedules are incorporated herein by reference, the Disclosure Letter, the Shareholder Agreement, the Side Letter and the Deed of Adherence (collectively, the "Transaction Documents"), constitute the whole and only agreement among the parties relating to subject matter provided for herein and supersede all prior agreements and the understandings among the parties with respect to such subject matter. The parties acknowledge and agree they have not entered into this Agreement or any of the other documents or agreements referred to herein in reliance or any representation or warranty except for those set forth in the Transaction Documents.

13.2       Prior to Completion, this Agreement may only be amended in writing signed by or on behalf of the Purchaser and the Company. Beginning at Completion, this Agreement may only be amended in writing signed by or on behalf of the Purchaser and the Majority Shareholders.

14. NOTICES

14.1        All notices, statements or other documents which are required or contemplated by this Agreement shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile transmission or email, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

14.2       Notices under this Agreement shall be sent to:

(a)       if to a Shareholder, at the address and/or facsimile number set forth on such Shareholder's signature page

(b)        if to the Company:

BioSynthema, Inc.

4041 Forest Park Avenue

S1.Louis, MO 63108

Attn: General Counsel

Fax: (314) 615-6901

with a copy to (which shall not constitute notice):

Palank & Associates

1034 S. Brentwood Blvd., Suite 1630

S1.Louis, MO 63117

Attn: Mary A. Palank, Esq.

Fax: (314) 863-3301

(c)       if to the Purchaser:

Advanced Accelerator Applications, S.A.

20, rue Diesel

01630 Saint Genis Pouilly, France

Fax: (33)-4-50-99-3070

with a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP

150 East 42nd Street, 11th Floor

New York, NY 10017

Attn: Douglas S. Ellenoff, Esq.

Fax: (212) 370-7889

15. CONFIDENTIALITY

15.1        Each party to this Agreement shall (and shall procure that each of its Representatives shall) treat as confidential all information (whether written or transferred or obtained orally, visually, electronically or by any other means) obtained in connection with the preparation for and negotiation of the sale and purchase of the Company Shares or as a result of entering into or performing this Agreement (or, with respect to confidential information relating to the Business, the Company and Company Subsidiaries known by any Shareholder, obtained in connection with the Business, the Company and Company Subsidiaries prior to Completion) which relates to:

(a)        (in relation to the obligations of the Purchaser under this Section 15) any confidential information received or held by the Purchaser (or any of its Representatives) where such information relates to the Shareholders or any of them or, prior to (but not after) Completion, the Company or any Company Subsidiary;

(b)        the provisions of this Agreement;

(c)        the negotiations relating to this Agreement;

(d)       the subject matter of this Agreement; or

(e)      (in relation to the obligations of each of the Shareholders, this Section 15) any confidential information received or held by such Shareholder (or any of their Representatives) where such confidential information relates to the Purchaser or, following Completion, the Company, any Company Subsidiary or the Business including any confidential Intellectual Property owned by the Purchaser, the Company or any Company Subsidiary or any Licensed Intellectual Property (as defined in Schedule 3)

(the abovementioned items of information shall, for the purposes of this Section 15, be referred to herein as "Confidential Material"). Notwithstanding the foregoing, Confidential Material shall not include any information of the disclosing party or its Affiliates (the "Disclosing Party") that (i) is already known to the receiving party or its Affiliates (the "Receiving Party") at the time of its disclosure; (ii) is or becomes publicly known through no wrongful act of the Receiving Party; (iii) is independently developed by the Receiving Party without use or access to the Disclosing Party's Confidential Material; (iv) is communicated to a third party with the express written consent of the Disclosing Party unless such third party is bound by a confidentiality agreement among the parties hereto; or (v) is communicated to the Receiving Party by a third party who is not under an obligation not to disclose the information.

15.2      Notwithstanding the other provisions of this Section 15, any party to this Agreement and any of such party's Representatives may disclose Confidential Material:

(a)        if and to the extent that such party or such Representative, as the case may be, can demonstrate that disclosure is required by Law in any applicable jurisdiction;

(b)        if and to the extent that such party or such Representative, as the case may be, can demonstrate that disclosure is required by any securities exchange or Governmental Entity to which that party is subject wherever situated;

(c)        for the purpose of any Proceedings;

(d)        to its Representatives on a need to know basis provided that each person to whom disclosure is made is advised of the confidentiality obligations under this Agreement and agrees to be bound thereby;

(e)         if and to the extent that the Shareholders (in respect of disclosure by the Purchaser or its Representatives, including the Company, following Completion) or the Purchaser (in respect of disclosure by any Shareholder or their respective Representatives and the Company prior to Completion) has given prior written consent to the disclosure; or

(f)        to an insurer under an insurance policy taken out or intended to be taken out to benefit the Company or any Company Subsidiary, to the extent that such disclosure is required to determine the terms of that insurance policy.

Any information to be disclosed pursuant to paragraphs (a) or (b) of this Section 15.2 shall be disclosed only after consultation with the other parties to this Agreement to whom such information is relevant and the party intending to disclose the Confidential Material shall take into account the reasonable comments or requests of such other party.

15.4        The restrictions contained in this Section 15 shall continue to apply after Completion or termination of this Agreement for a period of five (5) years.

15.5       Each party to this Agreement shall use commercially reasonable efforts to procure that its respective Representatives also comply with the provisions of Sections 15.1 and 15.2, mutatis mutandis. Each party to this Agreement shall be responsible for breach of the above confidentiality undertaking by it or its Representatives.

15.6       Each party to this Agreement shall only use (or permit the use by its Representatives of) the Confidential Material received or held by it or its Representatives for the purposes of performing the obligations under this Agreement or for the purposes of establishing a defense in the course of any Proceedings.

16. COSTS AND EXPENSES

16.1       All expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the sale and purchase of the Company Shares or any other related transaction is completed

17. COUNTERPARTS

17.1     This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

17.2      Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

18. TERMINATION

18.1       This Agreement may be terminated at any time prior to Completion as follows:

(a)        by mutual written consent of the parties as duly authorized by the Purchaser's board of directors, the holders of at least 2/3 of the outstanding Company Shares as of the date hereof (the "Majority Shareholders") and the Company's board of directors;

(b)        by either the Purchaser or the Company if Completion has not occurred by the End Date (and all conditions set forth on Schedule 2 have been satisfied);

(c)        by written notice of the Purchaser, if there has been a breach by the Company or any Shareholder of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company or any Shareholder shall have become untrue or inaccurate; provided, however, the Company, or the Shareholder, as the case may be, shall have thirty (30) calendar days to cure such breach from their receipt of notice by the Purchaser;

(d)       by written notice by the Majority Shareholders, if there has been a breach by the Purchaser of any of its respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate; provided, however, the Purchaser shall have thirty (30) calendar days to cure such breach from their receipt of notice by the Majority Shareholders; and

(e)        in accordance with Section 8.3.

18.2       In the event of the termination of this Agreement in accordance with Section 18.1(a) or 18.1(b), this Agreement shall forthwith become void, and there shall he no liability on the part of any party hereto or any of their respective Affiliates or the directors, officers, partners, members, managers, employees, agents or any other person related to each of them, and all rights and obligations of each party hereto shall cease, except for the Surviving Provisions.

19. DISPUTE RESOLUTION

19.1       The Parties shall attempt to resolve any dispute arising out of or relating to this Agreement, promptly by good faith negotiation among representatives who have authority to resolve the controversy. If such dispute is not resolved, any Party may give the other applicable Parties written notice of such dispute and within twenty (20) calendar days after delivery of such notice, each receiving Party shall submit to the other applicable Parties a written response. The notice and the response shall include (i) a statement of the applicable Party's concerns and perspectives on the dispute, (ii) a summary of supporting facts and circumstances and (iii) the identity of the representative who will represent such Party. Within forty-five (45) calendar days after delivery of the original notice, the representatives of the applicable Parties shall confer, either in person, telephonically, by videoconference or otherwise, at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, for the purposes of resolving such dispute. If such dispute remains unresolved following thirty (30) calendar days, then each party shall have the option of appointing an independent advisor reasonably considered an expert in the area of the dispute. Such independent advisors shall meet with the Parties at a mutually agreed upon time and place for the purpose of resolving the dispute (within thirty (30) calendar days of the period described above). All negotiations pursuant to this subsection are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

20. CURRENCY CONVERSIONS

20.1       Notwithstanding anything to the contrary contained in this Agreement, all conversions between currencies shall be in accordance with the standard currency conversion policies and procedures of the Purchaser, as recommended by Purchaser's auditors.

21. SEVERABILITY

21.1       If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

22. CHOICE OF GOVERNING LAW; VENUE; SERVICE OF PROCESS AND JUDGMENTS

22.1       The terms of this Agreement and the relations between the parties hereto shall be governed by and are subject to the laws of France, without regard to conflicts of law principles. Each of the Parties hereby irrevocably submits to the jurisdiction of the courts located in France or first in the United States District Court for the Eastern District of Missouri and thereafter (and only if dismissed or transferred by the United States Court for the Eastern District of Missouri for lack of jurisdiction) in any court of competent jurisdiction in St. Louis, Missouri, in any action, suit or proceeding brought against any party hereto under or in connection with this Agreement, and hereby irrevocably waives; to the fullest extent each of them may effectively do so, any defense based on improper jurisdiction or venue including, without limitation, defenses based on forum non-conveniens. The Parties further agree that a judgment against such party in France, the United States District Court for the Eastern District of Missouri or, as applicable, any court of competent jurisdiction located in St. Louis, Missouri, shall be conclusive and binding upon it and may be enforced in any other jurisdiction to the fullest extent applicable.

23. PRESS ANNOUNCEMENTS

24.1        Purchaser, the Company and the Shareholders agree that no Press Announcement shall be issued by any party or any of their Affiliates without the prior written consent of the other of them (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the consent of the Majority Shareholders shall constitute the consent of the Shareholders, except as such release or announcement may be required by applicable Law, in which case the applicable party shall use reasonable efforts to allow the other of them reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that either Purchaser or the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous Press Announcements.

24. FURTHER ASSURANCES; MUTUAL DRAFTING

25.1        Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

25.2        This Agreement is the joint product of the Company, the Shareholders and the Purchaser and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto

[Signature Page Follows]

In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

ADVANCED ACCELERATOR APPLICATIONS, S. A.

By: /s/ Stefano Buono
Name: Stefano Buono
Title: Chairman and Chief Executive Officer

BIOSYNTHEMA INC.

By: /s/ Jack L. Erion
Name: Jack L. Erion
Title: Chief Executive Officer and President

Company and Purchaser Signature Page to Stock Purchase Agreement

In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: W. Bakker

	/s/ W.H. Bakker	W.H. Bakker
Name:	Signature	Print name

Title:	Director

Date:	May 27, 2010

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: Boesen B.V

	/s/ J.G.R Boesen	/s/ J.J.B. Boesen	J.G.R Boesen	J.J.B. Boesen
Name:	Signature		Print name

Title:	Director	Managing Director

Date:	28 May 2010	May 28, 2010

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: W. Breeman

	/s/ W. Breeman	W. Breeman
Name:	Signature	Print name

Title:	PhD

Date:	May 28, 2010

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: B. D. Burleigh

	/s/ Bruce D. Burleigh	Bruce D. Burleigh
Name:	Signature	Print name

Title:

Date:	25 May 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: Center for Emerging Technologies

	/s/ William B. Simon	William B. Simon
Name:	Signature	Print name

Title:	VP/COO for Center for Emerging Technologies

Date:	5/25/2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: M. de Jong

	/s/ M. de Jong	M. de Jong
Name:	Signature	Print name

Title:	Professor

Date:	May 30, 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: J. Erion

	/s/ Jack L. Erion	Jack L. Erion
Name:	Signature	Print name

Title:	President & CEO

Date:	5/24/2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: Four Marks Development B.V.

	/s/ H. van Rossem	H. van Rossem
Name:	Signature	Print name

Title:	Principal

Date:	May 26, 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: B. Gallagher

	/s/ Brendan Gallagher	Brendan Gallagher
Name:	Signature	Print name

Title:

Date:	5/29/2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: A. G. Harris

	/s/ Alan Harris	Alan Harris
Name:	Signature	Print name

Title:

Date:	28 May 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: E. Krenning

	/s/ EP Krenning	Prof. Dr. EP Krenning
Name:	Signature	Print name

Title:	MD, PhD, FRCP

Date:	29 May 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: L. Kvols

	/s/ Larry Kvols	Larry Kvols
Name:	Signature	Print name

Title:

Date:	6-1-2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: D. Kwekkeboom

	/s/ D. J. Kwekkeboom	D. J. Kwekkeboom
Name:	Signature	Print name

Title:	Dr

Date:	29./5/2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: S. Pauwels

	/s/ S. Pauwels	S. Pauwels
Name:	Signature	Print name

Title:	MD, PhD

Date:	28 May 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: J. Reubi

	/s/ J. C. Reubi	J. C. Reubi
Name:	Signature	Print name

Title:	Professor and Head of Division

Date:	June 3rd 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: F. Sorenson

	/s/ Ferril M. Sorenson	Ferril M. Sorenson
Name:	Signature	Print name

Title:

Date:	May 31, 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: J. Spronk

	/s/ Jacob Spronk	Jacob Spronk
Name:	Signature	Print name

Title:	Prof. Dr.

Date:	29 May 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: A. van Dulmen

	/s/ Aad van Dulmen	Aad van Dulmen
Name:	Signature	Print name

Title:	Shareholder

Date:	May 27, 2010

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: H. van Rooij

	/s/ Hans H. van Rooij	Hans H. van Rooij
Name:	Signature	Print name

Title:	PhD

Date:	2010/05/27

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: T. Visser

	/s/ Theo J. Visser	Theo J. Visser
Name:	Signature	Print name

Title:	Professor

Date:	May 30, 2010

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: R. Wolfangel

	/s/ Robert G. Wolfangel	Robert G. Wolfangel
Name:	Signature	Print name

Title:	Regulatory Consultant

Date:	5-29-2010

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: H. Maecke

	/s/ Helmut Maecke	Helmut Maecke
Name:	Signature	Print name

Title:	Professor

Date:	31-05-2010

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: Mallinckrodt Inc.

By:	/s/ Joe Wuestner

Name:	Joe Wuestner
Title:	VP and Assistant Secretary

BiosSynthema Inc. Shareholder Signature Page to Stock Purchase Agreement

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In witness whereof, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Shareholder: RRL76, LLC

	/s/ Mary A. Palank	Mary A. Palank
Name:	Signature	Print name

Title:

Date:	5/26/2010

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Schedule 1

The Shareholders

Part I, Shareholder Name and Address;

Name	Address
Willem H. Bakker	De Gaarde 17, 3161 CK Rhoon The Netherlands

Wout Breeman	Rietgors 6, 3271 XD Mijnsheerenland, The Netherlands

B. Daniel Burleigh	608 Imperial Drive, O’Fallon, MO 63366 USA

Center for Emerging	Marcia Mellitz, President, 4041 Forest Park Avenue, St. Louis, MO 63108 USA
Technology

Jeanine Boesen-de-Cock	Faunalaan 79-A, 3972 PP Driebergen-Rijsenburg, The Netherlands

Marion de Jong	Johanna Naberkade 44, 3137 TN, Vlaardingen, The Netherlands

Jack L. Erion	379 Woodmere Nook Court, St. Charles, MO 63303 USA

Dik Kwekkeboom	Erasmus Medical Center, Dept of Nuclear Medicine’s Gravendijkwal 230, 3015 CE Rotterdam, The Netherlands

Alan G. Harris	190 East 72nd Street, Apt. 32C, New York, NY 10021 USA

Brendan Gallagher	4131 Laclede Avenue, St. Louis, MO 63108 USA

Dr. Eric Krenning	Hoflann 71, 3062 JC, Rotterdam – Kralinger, The Netherlands

Prof. Jean-Claude Reubi	Austrasse 4, CH – 3084 Wabern, Switzerland

Helmut Maecke	Bergfriedwag 7, D-79541 Lorrach, Germany (H) +49-
7621-10320
RRL76, LLC	76 Rolling Rock Lane, St. Louis, MO 63124 USA

Larry Kvols	10404 Brigantine Boulevard, Tampa, FL 33615 USA

Schedule 1 to Stock Purchase Agreement Page 1 of 3

Mallinckrodt Inc.	c/o Chief Corporate Counsel 675 McDonnell Boulevard, Hazelwood, MO 63042 USA

Dr. Stan Pauwels	Cliniques Universitaires Saint-Luc Avenue Hippocrate 10, B-1200 Brussels, Belgium

Ferril Sorenson II	302 Chestnut Forest Cove, Fort Wayne, IN. 46814

Jaap Spronk Netherlands	Avenue Concordia 108, 3062LN Rotterdam, the

Aad van Dulmen	Schoutsakker 4, 1871 CZ Schoorl, The Netherlands

Henk van Rossem	Wihelminaplantsoen 13, 1601 LS Enkhuizen The Netherlands

Dr. Hans van Rooij	OZ Voorburgwal, 109 N. 1012 EM, Amsterdam, The Netherlands

Dr. T. J. Visser	Linnacusstraat 27, 3172 VW, Poortugaal, the Netherlands

Robert Wolfangel, Ph.D.	1104 Grenadier Lane, Manchester, MO 63021 USA

Schedule 1 to Stock Purchase Agreement Page 2 of 3

Part 2, Shareholder Number of Shares Held;

Name	Total Shares	% of Total	Receiving Bank of Shareholder
H. Rossem	814196	15.11%
RRL76, LLC	525499	9.75%
J. Erion	1280639	23.76%
A. Dulmen	144401	2.68%
F. Sorenson	29550	0.55%
B. Wolfangel	197400	3.66%
Jeanine Boesen	428675	7.95%
Dik Kwekkeboom	44650	0.83%
Hans van Rooij	36600	0.68%
E. Krenning	1260699	23.39%
J. Reubi	29550	0.55%
H. Maecke	29550	0.55%
S. Pauwels	29550	0.55%
M. de Jong	65010	1.21%
W. Breeman	26595	0.49%
W. Bakker	8865	0.16%
T. Visser	11820	0.22%
L. Kvols	115010	2.13%
CET	24000	0.45%
Mallinckrodt	6000	0.11%
J. Spronk	217625	4.04%
Alan G. Harris	62150	1.15%
B.D. Burliegh	1000	0.02%
B. Gallagher	1000	0.02%
TOTAL ISSUED SHARES	5390034	100.00%

Schedule 1 to Stock Purchase Agreement Page 3 of 3

Schedule 2A

(Conditions to Completion)

Schedule 2A: Conditions to Completion by the Purchaser

1.           Representations and Warranties.   The representations and warranties of the Company, the Officers, Directors and Shareholders, as applicable, shall be true, correct and complete in all respects as of the date hereof and the Completion Date, as though made on and as of the Completion Date, and the Company will have delivered to the Purchaser a certificate dated the Completion Date, to the effect that the representations and warranties made by the Company, the Officers, Directors and Shareholders, as applicable, are true and correct in all material respects, respectively.

2.           Performance.   All of the covenants and undertakings that each of the Company and Shareholders are required to comply with or to perform at or prior to Completion shall have been complied with and performed in all material respects. Each of the Company and the Shareholders must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

3.           Transaction Documents.   The Transaction Documents and all other documents necessary or reasonably required to consummate the transactions contemplated herein, including, without limitation, the sale of the Company Shares and all stock certificates, stock powers (or indemnities in respect of any such share certificates that are lost) and certified copies of any power of attorney under which any document required to be delivered under this Section 3, all in form and substance satisfactory to the Purchaser, will have been executed and delivered to the Purchaser.

4.           Shareholders’ Agreement.    Each of the Shareholders shall have entered into the Shareholders’ Agreement.

5.           Secretary’s Certificates.   The Company will have delivered to the Purchaser a certificate from its corporate secretary attaching: (i) a copy of the articles of incorporation, bylaws and all other incorporation documents, as amended through the Completion Date, (ii) copies of resolutions duly adopted by the board of directors of the Company and copies of consents of the Shareholders approving the execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and (iii) good standing certificates (or reasonable foreign equivalent satisfactory to the Purchaser) for the Company and all Company Subsidiaries in each jurisdiction in which the Company or Company Subsidiary, respectively, is authorized to conduct business.

6.           No Material Adverse Change.   No event which may be reasonably considered to have a Company Material Adverse Effect shall have occurred since the date of this Agreement.

Schedule 2 to Stock Purchase Agreement Page 1 of 4

7.           No Action.   No Proceeding will be pending or threatened before any Government Entity wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would: (i) prevent the consummation of the transactions contemplated by the Transaction Documents, or (ii) cause the transactions contemplated hereby to be rescinded following consummation. No Governmental Entity has commenced any Proceeding or publicly announced or indicated in writing that it intends to commence any Proceeding that remains in effect that challenges the sale and purchase of the Company Shares.

8.           Outstanding Shares.   Immediately following Completion, the Purchaser will own not less than one hundred percent (100%) of the Common Stock free from all Encumbrances.

9.           Approvals and Consents.   The Company (i) will have obtained and (ii) in the case of Shareholders holding Company Shares issued pursuant to the Plan, shall provide pursuant to Section 7(d)(i) of the Plan, all necessary approvals and consents to carry out the transaction contemplated hereby, in form and substance reasonably satisfactory to the Purchaser and Purchaser’s Legal Counsel.

10.         Intellectual Property Consents.   The Company will have obtained all necessary approvals and consents with respect to the Intellectual Property and Licensed Intellectual Property such that the Intellectual Property and Licensed Intellectual Property shall remain in full force and effect as though the transactions contemplated hereby shall not have occurred.

11.         Due Diligence.   The Purchaser, Purchaser’s Legal Counsel and any other advisors will be reasonably satisfied with their due diligence investigation and review of the contents of all documents, records or otherwise of the Company.

12.         Directors and Employees.   The current directors of the Company and Company Subsidiaries shall have resigned, or shall have tendered resignations and shall have confirmed, in writing, that they have no claim for loss of office. The Company shall have appointed those individuals as designated by the Purchaser to the board of directors of the Company and Company Subsidiaries. Should the Purchaser advise any employees (including the Key Employees and Consultants), consultants, independent contractors or other persons receiving any form of compensation from the Company they desire to retain such person following the Completion Date, that such person shall have entered into an employment agreement with the Purchaser (or Company, as applicable) in form and substance reasonably acceptable to the Purchaser, if such person’s position warrants such an agreement. For any persons of the Company the Purchaser chooses not to retain, including any Key Employee or Consultant, such person shall have agreed in writing: (i) such employee has no claim for loss of office or employment and (ii) such person, if applicable, shall not exercise any “change in control” provisions of such person’s employment or consulting agreement.

13.         Company Financial Statements.   The Company will have delivered (a) its unaudited balance sheet and income statement for each of the fiscal years ended on the

Schedule 2 to Stock Purchase Agreement Page 2 of 4

Accounts Date, December 31, 2008, December 31, 2007, December 31, 2006 and December 31, 2005, and (b) its unaudited balance sheet and income statement as of the Completion Date.

14.         Organizational Documents.     The Company shall deliver the articles of incorporation, bylaws, minute books, share registers and share certificate books (with any unissued share certificates) of the Company and Company Subsidiaries or such equivalent items in the relevant jurisdiction to the Purchaser on or before the Completion Date.

15.         Schedule of Assets and Liabilities.   The Company shall deliver a schedule of all assets owned in whole or in part by the Company or any Company Subsidiary and all liabilities, contingencies and liabilities of the Company or any Company Subsidiary as of the date of execution of this Agreement and as of the Completion Date, each of which shall be reasonably satisfactory to the Purchaser.

16.         Address.   The address of the registered office of the Company or any Company Subsidiary shall be changed if reasonably requested by the Purchaser prior to the Completion Date.

17.         Common Stock Register.   The Common Stock register of the Company shall be updated to reflect the sale of the Company Shares.

18.         Schedule 6.   Each of the Shareholders shall have executed the signature page to Schedule 6.

Schedule 2B: Conditions to Completion by the Shareholders

1.           Representations and Warranties.   The representations and warranties of the Purchaser shall be true, correct and complete in all respects as of the date hereof and the Completion Date, as though made on and as of the Completion Date, and the Purchaser will have delivered to the Shareholders a certificate dated the Completion Date, to the effect that the representations and warranties made by the Purchaser are true and correct in all material respects.

2.           Performance.   All of the covenants and undertakings the Purchaser is required to comply with or to perform at or prior to Completion shall have been complied with and performed in all material respects. The Purchaser must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

3.           Transaction Documents.   The Transaction Documents and all other documents necessary or reasonably required to consummate the transactions contemplated herein, all in form and substance reasonably satisfactory to the Company will have been executed and delivered to the Company for distribution to the Shareholders.

Schedule 2 to Stock Purchase Agreement Page 3 of 4

4.           No Action.   No Proceeding will be pending or threatened before any Government Entity wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would: (i) prevent the consummation of the transactions contemplated by the Transaction Documents, or (ii) cause the transactions contemplated hereby to be rescinded following consummation.

Schedule 2C: Non-Waivable Conditions to Completion

1.           Approval by Purchaser’s Shareholders.    The shareholders of the Purchaser shall have adopted (i) a resolution to approve an increase in the authorized share capital of the Purchaser in such amount as Purchaser shall deem necessary or advisable and (ii) a resolution to authorize and approve the issuance of the Initial Shares and delegating to the board of directors of Purchaser the ability to increase the share capital of the Purchaser to allow for the issuance of the Contingent Shares if and when due.

Schedule 2 to Stock Purchase Agreement Page 4 of 4

Schedule 3

(Representations and Warranties)

Part A: Representations and Warranties of the Company, its Officers and Directors and with respect to Sections 2.2, 3.4, 3.7, 5.2 and 17.2 of Schedule 3, Part A, the Shareholders.

The following representations and warranties by the Company, its Officers, Directors and the Shareholders (with respect to 2.2, 3.4, 3.7, 5.2 and 17.2 of this Schedule 3, Part A) to the Purchaser are qualified, respectively, by those disclosures and exceptions set forth in the Disclosure Letter and shall be true, correct and complete in all respects as of the date hereof and as of the Completion Date, as though made on the date hereof and as of the Completion Date. With respect to all of Schedule 3, Part A, the Company and its Officers and Directors hereby represent and warrant to the Purchaser and with respect to Sections 2.2, 3.4, 3.7, 5.2 and 17.2 of this Schedule 3, Part A, the Shareholders hereby represent and warrant, respectively, as follows (provided, however, that with respect to any representation or warranty concerning or relating to the Shareholders (or any Shareholder), each Shareholder is hereby only representing and warranting, on a several basis, as to such Shareholder):

1.           Due Organization and Good Standing.   Each of the Company and each Company Subsidiary is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation, or organization and has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to result in a Company Material Adverse Effect. The Company has heretofore made available to Purchaser accurate and complete copies of the articles of incorporation and bylaws of the Company (the “Company Organization Documents”) and the equivalent organizational documents of each of the Company Subsidiaries, each as amended to date and as currently in effect (the “Company Subsidiary Organization Documents”). None of the Company or any Company Subsidiary is in violation of any Company Organization Document or Company Subsidiary Organization Document, as the case may be.

2.           Authorization; Binding Agreement.

2.1         The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Transaction Documents and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Transaction Documents and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby (i) have been duly and validly authorized by the Company and (ii) no other action on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the

Schedule 3 to Stock Purchase Agreement Page 1 of 17

Transaction Documents and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Purchaser, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

2.2         Each Shareholder has the legal capacity to execute and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery of this Agreement by the Purchaser, constitutes the legal, valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms, except for the Enforceability Exceptions.

3.           Capitalization and Voting Rights.

3.1         The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock and no shares of preferred stock. As of the date hereof, (i) 5,390,033 shares of Common Stock are issued and outstanding and no shares of preferred stock are issued and outstanding and (ii) 4,609,967 shares of Common Stock are authorized but unissued. No other shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company Organization Documents or any contract to which the Company is a party or by which the Company is bound. The Company has not entered into any other agreements or commitments to issue any membership interests and has not split, combined or reclassified the Common Stock. The Company directly or indirectly owns all of the capital stock of, or other equity interests in, the Company Subsidiaries.

3.2         There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued membership interests of, or other equity interests in, the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or membership interests of, or other equity interest in, the Company or any of the Company

Schedule 3 to Stock Purchase Agreement Page 2 of 17

Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating any of the Company Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity interest. There are no outstanding obligations of the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any membership interests, capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

3.3         There are no stockholders or members agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the Company Shares or the capital stock or equity interests of any Company Subsidiary.

3.4         Each of the Shareholders holds of record and owns beneficially the number of shares of Common Stock set forth next to such Shareholder’s name in Schedule 1 free and clear of any restrictions on transfer, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, demands or Encumbrances and all of the Shareholders in the aggregate own 100% of the Company Common Stock. None of the Shareholders is a party to any option, warrant, purchase right, or other contract or commitment that could require one or more Shareholders to sell, transfer or otherwise dispose of any Common Stock (other than this Agreement) or is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Common Stock.

3.5         No Indebtedness of the Company or any of the Company Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or any of the Company Subsidiaries, or (iii) the ability of the Company or any of the Company Subsidiaries to grant any Encumbrance on its properties or assets (including the Intellectual Property and Licensed Intellectual Property).

3.6         From inception through the date hereof, the Company has not declared or paid any distribution or dividend in and has not authorized or repurchased, redeemed or otherwise acquired any Common Stock of the Company.

3.7         The Shareholders are sophisticated persons with respect to the Common Stock, have adequate information concerning the business and financial condition of the Purchaser and their respective assets, have been given the information necessary to make an informed decision regarding this Agreement, the Transaction Documents and the transactions contemplated hereby and have independently made their analysis and decision to enter into and consummate this Agreement based upon such information the Shareholders deem appropriate. Notwithstanding the foregoing, no information or knowledge obtained by the Shareholders as described herein will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations pursuant to this Agreement.

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4.           Subsidiaries.   Schedule 4 sets forth a true, complete and correct list of each of the Company Subsidiaries and their respective jurisdictions of incorporation, formation or organization. All of the capital stock and other equity interests of the Company Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Encumbrance (other than any restriction under the Securities Act, or any state “blue sky” securities Laws or the foreign equivalent) with respect thereto. All of the outstanding shares of capital stock or other equity interests in each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable, and with respect to the Company Subsidiaries that are limited liability companies, are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and were not issued in material violation of any applicable foreign, federal or state securities Laws. Neither the Company nor any Company Subsidiary owns, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other person other than capital stock or other equity interest of the Company Subsidiaries owned by the Company or another Company Subsidiary.

5.           Litigation.

5.1         There is no private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation pending before any Governmental Entity of competent jurisdiction (each, an “Action”) or threatened against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would reasonably be expected to result in a Company Material Adverse Effect. There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any supervisory agreement or memorandum of understanding with any Governmental Entity (each, an “Order”) binding against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Company Material Adverse Effect. The Company and the Company Subsidiaries are in material compliance with all Orders. There is no material Action that the Company or any of the Company Subsidiaries has pending against other parties.

5.2         There is no Action pending or threatened against such Shareholder that would reasonably be expected to, individually or in the aggregate, prevent or delay the consummation of the transactions contemplated by this Agreement. There is no Order binding against such Shareholder that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement.

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6.           Accounts; Management Accounts.

6.1         True and correct copies of the Accounts as of the Accounts Date are attached hereto on Schedule 7. The Accounts in all material respects accurately reflect the Company’s books and records as of the times and for the periods referred to therein. The Management Accounts will, as of the Completion Date, (i) in all material respects accurately reflect the Company’s books and records as of the times and for the periods referred to therein, and (ii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated.

6.2         The Company has disclosed to the Purchaser and its advisors any material fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

6.3         None of the Company, any Company Subsidiary, or any manager, director, officer, auditor or accountant of the Company or any Company Subsidiary or any employee of the Company or any Company Subsidiary has received any written complaint, allegation, assertion or claim from any Governmental Entity regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No Key Employee has received written notice from any Governmental Entity or any person of any material violation of consumer protection, insurance or securities Laws by the Company, any Company Subsidiary or any of their respective officers, managers, directors, employees or agents.

7.           Employee Benefit Plans.

7.1         The Disclosure Letter lists, with respect to the Company and the Company Subsidiaries, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and their foreign counterparts), (ii) material loans from the Company to managers, officers and directors other than advances for expense reimbursements incurred in the ordinary course of business, (iii) any securities option, securities stock purchase, phantom securities, securities appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iv) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (v) other material fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements, and (vi) any current or former employment, change of control, retention or executive compensation, termination or severance plans, programs, policies, collective bargaining, agreements or arrangements, written or otherwise, as to which material unsatisfied liabilities or obligations, contingent or otherwise, remain for the benefit of, or relating to, any present or former employee, consultant, manager or director, or which could reasonably be expected to have any material liabilities or obligations (together, the “Company Benefit

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Plans”). The term Company Benefit Plans also includes all benefit plans subject to Title IV of ERISA in connection with which any trade or business (whether or not incorporated) that is treated as a single employer with the Company and the Company Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (a “Company ERISA Affiliate”) has any liability.

7.2         Other than as would not reasonably be expected to result in a Company Material Adverse Effect, (i) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by the Company or by any trusts created thereunder, any trustee or administrator thereof or any other person, with respect to any Company Benefit Plan, (ii) each Company Benefit Plan has been administered in material accordance with its terms and in material compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), (iii) the Company and each Company ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no Knowledge of any default or violation by any other party to, any of the Company Benefit Plans that are subject to Title IV of ERISA, (iv) all contributions and premiums required to be made by the Company or any Company ERISA Affiliate to any Company Benefit Plan subject to Title IV of ERISA have been made on or before their due dates, including any legally permitted extensions. Except with respect to claims for benefits in the ordinary course, no Action has been brought, or is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the Internal Revenue Service, United States Department of Labor or other Governmental Entity (other than as would not result in a Company Material Adverse Effect). Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2005.

7.3         The consummation of the transactions contemplated by this Agreement and any ancillary agreement related hereto to which the Company is a party, will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, manager, director or consultant of the Company or any of the Company Subsidiaries to any payment of severance pay, golden parachute payments, or bonuses, (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of the Company or any of the Company Subsidiaries, or (iii) accelerate the time of payment or vesting of options to purchase securities of the Company, or increase the amount of compensation due any such employee, director or consultant.

None of the Company Benefit Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar Tax provisions.

7.4         No Company Benefit Plan maintained by the Company or any of the Company Subsidiaries provides material benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any of the

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Company Subsidiaries after termination of employment (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

7.5         Neither the Company nor any Company ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

8            Taxes and Returns.

8.1         The Company has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it or the Company Subsidiaries (taking into account all available extensions) (collectively, “Tax Returns”), which such Tax Returns are true, accurate, correct and complete, and has paid, collected or withheld, or caused to be paid, collected or withheld set forth on such Tax Returns, all material Taxes required to be paid, collected or withheld. There are no claims, assessments, audits, examinations, investigations or other proceedings pending against the Company or any of the Company Subsidiaries in respect of any Tax, and neither the Company nor any of the Company Subsidiaries has been notified in writing of any proposed Tax claims or assessments against the Company or any of the Company Subsidiaries. There are no material liens with respect to any Taxes upon any of the Company’s or the Company Subsidiaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings. Neither the Company nor any of the Company Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of the Company Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. There are no Encumbrances for material amounts of Taxes on the assets of the Company or any of the Company Subsidiaries, except for statutory liens for current Taxes not yet due and payable.

8.2         Neither the Company nor any of the Company Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to result in a Company Material Adverse Effect following Completion.

8.3         As of the date hereof, neither the Company nor any of the Company Subsidiaries is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

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8.4         Neither the Company nor any of the Company Subsidiaries participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

8.5         Neither the Company nor any of the Company Subsidiaries have (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

8.6         The Company and the Company Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, consultant, creditor, stockholder, or other third party.

9            Title to Properties; Assets.

9.1         The Disclosure Letter contains a correct and complete list of all real property and interests in real property leased or subleased by the Company or any of the Company Subsidiaries from or to any person (collectively, the “Company Real Property”). The Disclosure Letter contains, with respect to each of the Company Real Properties, all existing leases, subleases, licenses or other occupancy contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound, and all amendments, modifications, extensions and supplements thereto (collectively, the “Tenant Leases”), the terms of which have been complied with by the Company and any Company Subsidiary in all material respects. The Company Real Property set forth in the Disclosure Letter comprises all of the real property necessary and/or currently used in the operations of the business of the Company and the Company Subsidiaries. The Company does not own any real property. The Company or a Company Subsidiary has good and valid title to, a valid leasehold interest in, or valid license to use, all of the material personal property, assets and rights used by them in the operation of their respective businesses, free and clear of all Encumbrances.

9.2         A correct and complete copy of each Tenant Lease has been made available to Purchaser prior to the date hereof. The Company or the Company Subsidiary’s interest in each of the Tenant Leases is free and clear of ail Encumbrances and each of the Tenant Leases is in full force and effect. Neither the Company nor any of the Company Subsidiaries is in breach of or in default under (with or without notice or lapse of time or both), in any material respect, any of the Tenant Leases. The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all such Tenant Leases, have not received notice of any material default, delinquency or breach on the part of the Company or any Company Subsidiary.

9.3         Each asset included in the Accounts or acquired by the Company or any Company Subsidiary since the Accounts Date (other than assets disposed of in the ordinary course of business or which are the subject matter of operating or finance, property or capital leases) is:

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(a)          legally and beneficially owned solely by the Company or a Company Subsidiary free from any Encumbrance (other than retention of title claims or liens arising in the ordinary course of business); and

 (b)          where capable of possession, in the possession or under the control of the Company or a Company Subsidiary.

9.4         The Company and Company Subsidiaries own or have the right to use each asset reasonably necessary for the effective operation of the business as the same is conducted in the ordinary course as at the date of this Agreement, other than assets which may be obtained from or replaced by multiple commercial sources.

9.5         The rights, Company Real Property, and assets (including Intellectual Property and Licensed Intellectual Property) of each of the Company and Company Subsidiary and rights of the Purchaser pursuant to this Agreement, include all rights, Company Real Property, assets, facilities and services which are reasonably necessary for carrying on the business in the places and substantially in the manner in which it is carried on as at the date of this Agreement.

10.         Employee Matters.

10.1       There are no Actions pending or threatened involving the Company or any Company Subsidiary and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. The Company and the Company Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against the Company or any of the Company Subsidiaries pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust to any Governmental Entity, with respect to unemployment compensation benefits, Taxes, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice).

10.2       The Disclosure Letter contains accurate details as of the date hereof of:

(a)          the total number of employees of the Company and the Company Subsidiaries as at March 31, 2010 and the applicable salary, period of continuous employment, work location, notice period, bonus payments, age and grade together with a summary description of each benefit whether provided on a contractual or discretionary basis, for each such employee;

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(b)          the employment contract of each Key Employee and Consultant or any other employees of the Company with an employment agreement;

(c)          all consultancy agreements under which services are provided to the Company or any Company Subsidiary;

(d)          the standard terms and conditions of employment, any employee handbook or similar document issued by or on behalf of the Company and Company Subsidiaries (whether issued in paper or electronic form).

10.3       Neither the Company nor any Company Subsidiary has provided or agreed to provide a gratuitous payment or benefit to a current or former director, officer, employee, worker or consultant or to any of their dependents.

10.4       There are no work councils or labor unions formed in the Company or Company Subsidiaries.

11.         Environmental Matters.

11.1       Neither the Company nor any of the Company Subsidiaries is the subject of any federal, state, local or foreign Order, judgment or claim, and neither the Company nor any of the Company Subsidiaries has received any notice or claim, or entered into any negotiations or agreements with any person, that would impose a material liability or obligation under any Environmental Law. The Company and the Company Subsidiaries are in material compliance with all applicable Environmental Laws;

11.2       Neither the Company nor any of the Company Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material liability under applicable Environmental Laws; and

11.3       Each of the Company and the Company Subsidiaries holds and is in material compliance with all permits required to conduct its business and operations under all applicable Environmental Laws.

11.4       None of the Company, any Company Subsidiary or any of their respective properties is subject to any Order, judgment or written claim asserted or arising under any Environmental Law.

12.         Transactions with Affiliates.   Other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any Company Subsidiary, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any capital stock or other securities of the Company or any Company Subsidiary or such person’s employment with the Company or any Company Subsidiary, there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any material existing or future liabilities or obligations between the Company or any of the Company Subsidiaries, on the one

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hand, and, on the other hand, any present manager, officer or director of either the Company or any of the Company Subsidiaries or any Affiliate.

13.         Insurance.   The Disclosure Letter sets forth a correct and complete list of all insurance policies issued in favor of the Company or any Company Subsidiary, or pursuant to which the Company or any Company Subsidiary is a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) neither the Company nor any Company Subsidiary is in any material respect, in breach of or default under, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

14.         Books and Records.   All of the books and records of the Company and the Company Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with all applicable Laws.

15.         Insolvency.   Neither the Company nor any Company Subsidiary has received written notice of, any insolvency Proceedings having commenced in relation to the Company or Company Subsidiary.

16.         Compliance with Statutes; Rules & Regulations.   The Company and the Company Subsidiaries have materially complied with, are not in material violation of, and have not received any written notices of violation from a Governmental Entity with respect to, any U.S. Laws, or, to its Knowledge, foreign or EU national or local statute, law or regulation applicable to it, including without limitation all statutes, rules, or regulations relating to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product or product candidate manufactured or distributed by the Company (or any Company Subsidiary), or any license, certificate, approval, clearance, authorization, permit, supplement or amendment required pursuant thereto (“Authorizations”). The Company and the Company Subsidiaries possesses all material Authorizations necessary for its existing products and such material Authorizations are in full force and effect. The Company and Company Subsidiaries are in compliance in all material respects with all existing Authorizations, including, but not limited to, all laws, statutes, rules, regulations, or orders administered, issued or enforced by the Federal Food and Drug Administration (the “FDA”) or any other federal or foreign governmental authority having authority over the Company, any Company Subsidiary or any of its products. The Company has not received from the FDA or any other similar authority any notice of adverse findings, regulatory letters, notices of violations, warning letters, criminal proceeding notices under Section 305 of the Federal Food, Drug, and Cosmetic Act, or other similar communication from the FDA or similar authority alleging or asserting material noncompliance with any Laws or Authorizations, and there have been no seizures conducted or threatened by the FDA or other similar authority. The Company has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other similar action from any Governmental Entity alleging

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that any product operation or activity is in material violation of any Laws or Authorizations and has no Knowledge that any such Governmental Entity is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding. Each regulatory submission by the Company or Company Subsidiaries has been filed, cleared and maintained in compliance in all material respects with all Laws and Authorizations, including without limitation applicable federal statutes, rules, regulations or orders administered or promulgated by the FDA or other Governmental Entity, and all laboratory and clinical studies, and tests that the Company or Company Subsidiaries have conducted and are conducting to demonstrate the safety and efficacy of its products are in all material respects in compliance with accepted professional scientific standards and all Laws and Authorizations in all material respects. No filing or submission by the Company or Company Subsidiaries to the FDA or any other Governmental Entity contains any material omission or material false information or presents data and results from the studies in any manner other than fair, accurate, and complete presentation. The Company and Company Subsidiaries are not aware, directly or indirectly of any other studies, tests, trials, presentations, publications or other information that could reasonably call into question the validity, completeness, or accuracy of any study, test, trial, results or data relating to the Company’s and Company Subsidiaries’ products or product candidates. The Company and Company Subsidiaries have not, nor, to the Company’s Knowledge, has any sponsor, received any notices or correspondence from any Governmental Entity (including, but not limited to, the FDA) requiring suspension of any studies, tests, or clinical trials conducted by or on behalf of the Company or Company Subsidiaries. The Company and Company Subsidiaries do not have Knowledge of any facts which are reasonably likely to cause (i) the nonapproval, non-clearance or withdrawal of any products of the Company or any Company Subsidiary, or (ii) a suspension or revocation of any of the Company’s Authorizations.

17.         No Violations.

17.1       The execution and delivery by the Company of this Agreement and each other ancillary agreement related hereto to which it is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, will not, (i) conflict with or violate any provision of any Company Organization Document or Company Subsidiary Organization Document, (ii) require any consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Company Material Contract (as defined in Schedule 3), (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances upon any of the properties, rights or assets of the Company or any of the Company Subsidiaries, or (iv) subject to obtaining the consents from Governmental Entities (including the FDA), conflict with or violate any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Entity to which the Company or any of the Company Subsidiaries or any of their respective assets or properties is subject, except, in the case of Sections (ii), (iii) and (iv) above, for any

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deviations from any of the foregoing that would not reasonably be expected to result in a Company Material Adverse Effect.

17.2       The execution and delivery by the Shareholders of this Agreement and the Transaction Documents, the consummation by the Shareholders of the transactions contemplated hereby, and compliance by the Shareholders with any of the provisions hereof, will not (i) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance or restriction under the “blue sky” or securities Laws of any jurisdiction outside the United States) with respect to the Common Stock owned by the Shareholders, or (ii) conflict with, contravene or violate any Law, including any “blue sky” securities Laws of any jurisdiction outside the United States, applicable to the Shareholders, except, with respect to Section (ii), for any deviations from any of the foregoing that would not reasonably be expected to result in a Company Material Adverse Effect.

18.         Absence of Undisclosed Liabilities.    From inception through the date hereof, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of the type required to be reflected on a balance sheet that is not adequately reflected or reserved on or provided for in the Account or Management Account, other than liabilities of the type that have been incurred in the ordinary course of business consistent with past practice.

19.         Restrictions on Business Activities.   There is no Order binding upon the Company or any of the Company Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of the Company or any of the Company Subsidiaries as their businesses are currently conducted, any acquisition of property by the Company or any of the Company Subsidiaries, the conduct of business by the Company or any of the Company Subsidiaries as currently conducted, or the ability of the Company or any of the Company Subsidiaries from engaging in business as currently conducted or from competing with other parties, except for such Orders that would not reasonably be expected to result in a Company Material Adverse Effect.

20.         Material Contracts.    (a)    The Disclosure Letter sets forth a list of, and the Company has made available to Purchaser, true, correct and complete copies of, each material written contract, agreement, commitment, arrangement, lease, license, permit or plan and each other instrument (other than this Agreement or any ancillary agreement contemplated hereby) currently in effect to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary, or any of their respective properties or assets are bound or affected as of the date hereof (each, a “Company Material Contract”) that:

(i)          contains covenants that materially limit the ability of the Company or any Company Subsidiary: (A) to compete in any line of business or with any person or in any geographic area or to sell, or provide any service or product, including

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any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing Sections or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to the Company or any Company Subsidiary upon notice of sixty (60) days or less;

(ii)         involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(iii)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $20,000;

(iv)        by its terms calls for aggregate payments by the Company or the Company Subsidiaries under such contract of more than $20,000 per year;

(v)         with respect to any material acquisition of another person, pursuant to which the Company or any Company Subsidiary has (A) any continuing indemnification obligations or (B) any “earn out” or other contingent payment obligations;

(vi)        other than in the ordinary course of business, obligates the Company or any Company Subsidiary to provide continuing indemnification or a guarantee of obligations after the date hereof;

(vii)       is between the Company or any Company Subsidiary and any of their respective managers, directors or executive officers that cannot be cancelled by the Company (or the applicable Company Subsidiary) with sixty (60) days’ notice without material liability, penalty or premium;

(viii)      other than in the ordinary course of business, obligates the Company or any Company Subsidiary to make any capital commitment or expenditure in excess of $20,000 (including pursuant to any joint venture);

(ix)         provides for any standstill arrangements.

(b)          Each Company Material Contract: (i) is valid and binding and enforceable in all respects against the Company or the Company Subsidiary party thereto (subject to Enforceability Exceptions) and the other party thereto, and other than such contracts that have expired by their terms, in full force and effect; (ii) the consummation of the transactions contemplated by the Agreement and the Transaction Documents will not affect the terms, validity or enforceability of the Company Material Contract against the Purchaser and the other party thereto; (iii) neither the Company nor any Company Subsidiary is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the

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Company or any Company Subsidiary, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Company’s Knowledge, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company or any of the Company Subsidiaries, under such Company Material Contract, and (v) no other party to such Company Material Contract has notified the Company or any Company Subsidiary in writing that it is terminating or considering terminating the handling of its business by the Company or any Company Subsidiary or in respect of any particular product, project or service of the Company, or is planning to materially reduce its future business with the Company or any Company Subsidiary in any manner except, with respect to each of Sections (i) through (v), for any deviations from any of the foregoing or that would not reasonably be expected to result in a Company Material Adverse Effect.

21.         Intellectual Property.    The Disclosure Letter contains a list of: (i) all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration, and material unregistered Intellectual Property, in each case that is, owned by the Company or any of the Company Subsidiaries (“Company Intellectual Property”); and (ii) all material Intellectual Property that is licensed to the Company or any of the Company Subsidiaries (“Licensed Intellectual Property”). Except where failure to own, license or otherwise possess such rights has not had and would not reasonably be expected to result in a Company Material Adverse Effect, each of the Company and the Company Subsidiaries (x) has all right, title and interest in and to all Company Intellectual Property owned by it, free and clear of all Encumbrances, (y) has valid rights in and to all of its Licensed Intellectual Property and (z) has made all maintenance (or similar) payments required by (A) the Company or Company Subsidiary or (B) any contract or agreement, to maintain in good standing with the applicable Government Entity the Company Intellectual Property and the Licensed Intellectual Property. Neither the Company nor any of the Company Subsidiaries has received any notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, would infringe, dilute or misappropriate, the Intellectual Property rights of any person, and to the Knowledge of the Company there is no valid basis for any such allegation. Neither the execution nor delivery of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will impair or materially alter the Company’s or any Company Subsidiary’s rights to any Company Intellectual Property or Licensed Intellectual Property. To the Company’s Knowledge, all of the rights within the Company Intellectual Property and the license rights to the Licensed Intellectual Property are valid, enforceable and subsisting and there is no Action that is pending or, to the Company’s Knowledge, threatened that challenges the rights of the Company or any of the Company Subsidiaries in respect of any Company Intellectual Property or Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. The Company Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to the Company or the Company Subsidiaries and used in or necessary for the operation by the Company and the Company Subsidiaries of their respective businesses

Schedule 3 to Stock Purchase Agreement Page 15 of 17

as currently conducted. To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries is in breach or default in any material respect (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Licensed Intellectual Property.

22.         Accounts Receivable.    The Disclosure Letter sets forth as of March 31, 2010 (and which shall be updated as of the Completion Date, if applicable) all accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company and/ or the Company Subsidiaries (the “Accounts Receivable”). All Accounts Receivable arose in the ordinary course of business and represent bona fide revenues of the Company and/ or the Company Subsidiaries arising from their respective businesses. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor.

Part B: Representations and Warranties of the Purchaser

1.           Organization and Good Standing.   The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of France and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business.

2.           Authority.   The Purchaser has the requisite right, corporate power and authority to enter into and perform this Agreement and any other Transaction Document. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Purchaser. The Transaction Documents have been duly executed and delivered by the Purchaser and constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.           Non-Contravention.   The execution and delivery of, and the performance by the Purchaser of its obligations under this Transaction Documents will not (i) result in a material breach of any provision of the articles of incorporation or the bylaws of the Purchaser, (ii) result in a material breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound, (iii) result in a material breach of any permit, concession, license, ordinance, rule or regulation, order, judgment or decree of any court or Governmental Entity or agency to which the Purchaser is a party, by which the Purchaser is bound or which is applicable to the Purchaser, (iv) result in a material breach of any Laws or regulations applicable to the Purchaser; or (v) require the consent of its shareholders or of any other person (without prejudice with respect to the provision of Schedule 2C).

4.           Stock Authorization.    Subject to Schedule 2C and with the exception of any provision of the by-laws of the Purchaser, the Shareholder Agreement or this Agreement

Schedule 3 to Stock Purchase Agreement Page 16 of 17

to the contrary, the Initial Shares shall be validly authorized and approved for issuance upon Completion, fully paid and non-assessable, free from any and all Encumbrances and issued in compliance with all applicable French Laws. Specifically with respect to the Contingent Shares, such approvals and authorizations shall remain in full force and effect for not less than twenty-six (26) months following the Completion Date

5.           Stockholder Rights.   The Initial Issuance Shares and the Contingent Shares shall rank pari passu in all respects with the common stock of the Purchaser issued as of the date hereof.

6.           Shareholder Agreement.   With the exception of USMEN SpA, all holders of the Purchaser Shares are party to, and fully bound by the provisions contained in, the Shareholder Agreement.

Schedule 3 to Stock Purchase Agreement Page 17 of 17

Schedule 4

(Company Subsidiaries)

BioSynthema Global Operations, B.V., a company organized under the laws of the Netherlands.

Schedule 4 to Stock Purchase Agreement Page 1 of 1

Schedule 5

(Restricted Actions)

1.           Unless the other Purchaser shall otherwise consent in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement in accordance with Section 18 thereof or the Completion (the “Executory Period”), except as expressly contemplated by this Agreement or as set forth in the Disclosure Letter with respect to the Company or Company Subsidiaries, (i) the Company and the Company Subsidiaries shall conduct their business in all material respects in the ordinary course of business consistent with past practice and (ii) the Company and Company Subsidiaries shall use commercially reasonable efforts consistent with the foregoing to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, to maintain, in all material respects, existing relationships with all persons with whom it does significant business, and to preserve the possession, control and condition of its assets consistent with past practice.

2.           Without limiting the generality of the foregoing Section (a), during the Executory Period, neither the Company nor any Company Subsidiary, will, without the prior written consent of the Purchaser:

(i)          amend, waive or otherwise change, in any respect, any of the Company Organizational Documents or Company Subsidiary Organizational Documents;

(ii)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of Common Stock, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Company Stock, or other securities or equity interests, including any securities convertible into or exchangeable for any of its Common Stock or equity interest of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such Common Stock or other securities or equity interests;

(iii)        split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof, declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its capital equity or other securities or equity interests, provided, however, the Company may declare, pay or set aside any distributions in an amount equal to the Company’s accrual for Taxes as computed consistently with past practices and presented on the Accounts;

(iv)        incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person;

Schedule 5 to Stock Purchase Agreement Page 1 of 3

(v)         increase the wages, salaries or compensation of any of its employees by more than five percent (5%), or increase bonuses for the foregoing individuals in excess of five percent (5%), or make commitments to advance with respect to bonuses for fiscal year 2010 or 2011, or materially increase other benefits of any of the foregoing individuals, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law or pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement;

(vi)        make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with US GAAP;

(vii)       transfer or license to any person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Intellectual Property or Licensed Intellectual Property, or disclose to any person who has not entered into a confidentiality agreement any trade secrets;

(viii)      terminate or waive or assign any material right under any Company Material Contract or any Tenant Lease or enter into any contract;

(ix)         fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)          establish any subsidiary or enter into any new line of business;

(xi)         fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Company and the Company Subsidiaries in an amount and scope of coverage as are currently in effect;

(xii)        revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with US GAAP and approved by the Company’s outside auditors;

(xiii)       waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of the Company Subsidiaries) or otherwise pay, discharge or satisfy any claims, liabilities or obligations, unless such amount has been reserved in the Accounts as of the date hereof (and the Management Accounts as of the Completion Date);

Schedule 5 to Stock Purchase Agreement Page 2 of 3

(xiv)      close or materially reduce the Company’s or any Company Subsidiary’s activities, or effect any layoff or other Company-initiated personnel reduction or change;

(xv)       acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xvi)      make capital expenditures in excess of $20,000;

(xvii)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)    voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise);

(xix)       sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)        enter into any agreement, understanding or arrangement with respect to the voting or create any Encumbrance with respect to the Company Shares or the capital equity of any Company Subsidiary;

(xxi)       take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Entity to be obtained in connection with this Agreement;

(xxii)      enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

(xxiii)     authorize or agree to do any of the foregoing actions.

Schedule 5 to Stock Purchase Agreement Page 3 of 3

Schedule 6

(Indemnification Obligations)

1.           Applicability; Survival; Exclusive Remedy.    By entering into this Agreement, each of the Shareholders expressly acknowledges and agrees that it is becoming a party to, and shall have the obligations set forth, in this Schedule 6 (the “Indemnification Obligations”). The representations and warranties of the Company, the Officers, Directors and the Shareholders made in or pursuant to the Agreement will survive from the Completion Date until the date which is the earlier of (a) the fifth (5th) anniversary of the Completion Date or (b) the date that the aggregate amount of all Damages claimed by the Purchaser or any Purchaser Indemnified Party first reaches the Shareholder Indemnification Cap (as defined below) then in effect (the “Survival Period”). Notwithstanding the foregoing, any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to this Schedule 6 will survive until such claim is finally resolved if the Purchaser delivers a Purchaser Special Indemnification Notice (as defined below) or a Purchaser General Indemnification Notice (as defined below) to the Shareholders prior to the expiration of the Survival Period. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Agreement shall be brought after the expiration of the Survival Period.

2.           Indemnification by the Shareholders.

2.1         Purchaser Special Indemnification Claims.    In the event that the Purchaser delivers written notice of a Purchaser Special Indemnification Claim (as defined below) setting forth the factual basis for such claim in reasonable detail (a “Claim Notice”) to the Shareholder or Shareholders from whom indemnity is sought prior to the expiration of the Survival Period, subject to the terms and conditions of this Schedule 6, each of the Shareholders shall severally indemnify and hold harmless the Purchaser, its Affiliates and each of their respective successors and permitted assigns, and their respective officers, directors, employees and agents (each, a “Purchaser Indemnified Party”) from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “Damages”), but only to the extent of each such Shareholder’s pro rata portion of the Aggregate Consideration, that such Purchaser Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any of the following: (i) any breach of the representations and warranties contained in Sections 2.2, 3.4, 3.7, 5.2 and 17.2 of Part A of Schedule 3 of this Agreement and/or (ii) any fraud, intentional omission or willful misconduct committed by such Shareholder relating to this Agreement (each, a “Purchaser Special Indemnification Claim”). Notwithstanding the foregoing, if the breach that is subject to the Purchaser Special Indemnification Claim relates to a specific Shareholder or Purchaser Shares held by a specific Shareholder (such Shareholder, the “Breaching Shareholder”), then Purchaser’s sole recourse for such Purchaser Special Indemnification Claim shall be against the pro rata share of the Contingent Consideration paid or payable to the Breaching Shareholder.

Schedule 6 to Stock Purchase Agreement Page 1 of 6

2.2         Purchaser General Indemnification Claims.

(a)          In the event that the Purchaser delivers a Claim Notice of a Purchaser General Indemnification Claim (as defined below) to the Shareholders prior to the expiration of the Survival Period, subject to the terms and conditions of this Section 2.2, each of the Shareholders shall severally indemnify and hold harmless each Purchaser Indemnified Party from and against any Damages that such Purchaser Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to the following: (i) any breach by the Company or any Company Subsidiary of any of their representations and warranties or covenants or agreements contained in this Agreement, other than those that are included in the Purchaser Special Indemnification Claims and/or (ii) any fraud, intentional omission or willful misconduct committed by the Company or any Company Subsidiary relating to this Agreement (each, a “Purchaser General Indemnification Claim;” the Purchaser General Indemnification Claims and Purchaser Special Indemnification Claims may be referred to collectively herein as “Purchaser Indemnification Claims”). The indemnification provided pursuant to this Section 2.2 does not include any matter for which indemnification is provided pursuant to Section 2.1.

(b)          Unless and until the aggregate value (the “Basket”) of all Purchaser General Indemnification Claims exceeds Twenty-Five Thousand Euros (€ 25,000), the Purchaser shall not seek be entitled to offset any distributions of, or seek repayment of, any Contingent Consideration due any payable or paid to the Shareholders in connection with their obligations pursuant to Section 2.2 of this Schedule 6. At such time the Purchaser reasonably believes any Purchaser General Indemnification Claim will exceed the Basket, it shall proceed in accordance with Section 2.2(a) and shall additionally enclose in its Claim Notice any previous payments made as a result of any claim which did not exceed the Basket; provided that its failure to include such claims shall not prejudice it in any manner. At such time the Purchaser Indemnification Claims exceed the Basket, Purchaser shall have the right to seek indemnification in accordance with Section 2.2(c) for all Purchaser General Indemnification Claims, regardless of their value and whether such Purchaser Indemnification Claims were held before or after the Basket was exceeded, but Subject to 2.2(d). All Purchaser Indemnification Claims valued in a currency other than Euros shall be converted in accordance with the standard currency conversion practices of the Purchaser, as recommended by Purchaser’s auditors. No Basket shall apply with respect to any Purchaser Special Indemnification Claim.

(c)          All Purchaser Indemnification Claims shall be satisfied (a) first by cancellation by the Purchaser of any payments of the Contingent Cash Consideration that becomes payable by the Purchaser to each Shareholder (pro rata) after the date of the Purchaser General Indemnification Notice, and (b) then by cancellation by the Purchaser of the obligations to issue any of the Contingent Shares (valued at the Market Value) that become issuable by the Purchaser to the Shareholders after the date of the Claim Notice.

(d)          The aggregate liability by the Shareholders for Damages pursuant to all Purchaser General Indemnification Claims shall not in any event exceed the Shareholder

Schedule 6 to Stock Purchase Agreement Page 2 of 6

Indemnification Cap (and with respect to any Shareholder, shall not in any event exceed such Shareholder’s pro rata share of the Shareholder Indemnification Cap).

(e)         “Shareholder Indemnification Cap” shall mean:

(i)          for Purchaser General Indemnification Claims made during the year beginning on the Completion Date and ending on the day before the first (1st) anniversary of the Completion Date (the “First Year”), twenty-five percent (25%) of the Contingent Consideration;

(ii)         for Purchaser General Indemnification Claims made during the year beginning on the first (1st) anniversary of the Completion Date and ending on the day before the second (2nd) anniversary of the Completion Date (the “Second Year”), the amount that is (A) twenty percent (20%) of the Contingent Consideration less (B) the aggregate payment for Damages that were the subject of Purchaser Indemnification Claims made during the First Year;

(iii)        for Purchaser General Indemnification Claims made during the year beginning on the second (2nd) anniversary of the Completion Date and ending on the day before the third (3rd) anniversary of the Completion Date (the “Third Year”), the amount that is (A) fifteen percent (15%) of the Contingent Consideration less (B) the aggregate payment for Damages that were the subject of Purchaser Indemnification Claims made during the First Year and the Second Year;

(iv)        for Purchaser General Indemnification Claims made during the year beginning on the third (3rd) anniversary of the Completion Date and ending on the day before the fourth (4th) anniversary of the Completion Date (the “Fourth Year”), the amount that is (A) ten percent (10%) of the Contingent Consideration less (B) the aggregate payment for Damages that were the subject of Purchaser Indemnification Claims made during the First Year, the Second Year and the Third Year; and

(v)         for Purchaser General Indemnification Claims made during the year beginning on the fourth (4th) anniversary of the Completion Date and ending on the fifth (5th) anniversary of the Completion Date (the “Fifth Year”), the amount that is (Ai) five (5%) of the Contingent Consideration less (B) the aggregate payment for Damages that were the subject of Purchaser Indemnification Claims made during the First Year, the Second Year, the Third Year and the Fourth Year.

3.           Third Party Claims.    The indemnification obligations and liabilities under Schedule 6 with respect to Actions brought against a Purchaser Indemnified Party by any person other than a party hereto (a “Third Party Claim”) shall be subject to the following terms and conditions. The Purchaser, on behalf of the Purchaser Indemnified Party, will give written notice to the Shareholders as soon as practical after receiving written notice

Schedule 6 to Stock Purchase Agreement Page 3 of 6

of any Third Party Claim or becoming aware of any condition or event that gives rise to such Third Party Claim, specifying the nature and the amount (the “Third Party Claim Notice”) except as provided for in Section 1 of Schedule 6; provided, however, the Purchaser shall have no obligation to provide a Third Party Claim Notice to any Shareholder named as a party in connection with such Third Party Claim. Furthermore, the failure of the Purchaser to give timely notice shall not affect the Purchaser Indemnified Party’s rights to indemnification hereunder except to the extent that the Majority Shareholders demonstrate the Shareholders were materially prejudiced by such failure.

4.           Insurance Coverage.    To the extent that any Damages that are subject to indemnification pursuant to this Schedule 6 are covered by insurance, the insured party shall use commercially reasonable efforts to obtain the maximum recovery under such insurance. If the Purchaser Indemnified Party has received the payment required by this Agreement from the Shareholders in respect of any Damages and later receives proceeds from insurance or other amounts in respect of such Damages, then it shall hold such proceeds or other amounts in trust for the benefit of the Shareholders and shall pay to the Shareholders, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Shareholders pursuant to this Agreement in respect of such Damages if such Damages were paid by the Shareholders or up to the Indemnification Cap that was paid or payable; otherwise such insurance recovery shall be paid to the Indemnified Party in an amount up to the Damages. Should such insurance recovery not meet or exceed the aggregate Damages, the remainder shall be payable in accordance with this Schedule 6. Should such insurance recovery not meet or exceed the aggregate Damages, the Purchaser may set-off such difference, pro rata, upon the next issuance of Contingent Consideration or recover such difference pursuant to Section 5, below. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third person shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. To the extent that any Damages that are subject to indemnification pursuant to this Schedule 6 are deductible for income tax purposes by a Purchaser Indemnified Party, the amount of any Damages shall be reduced by the income tax savings to such Purchaser Indemnified Party as a result of the payment of such Damages. To the extent that payments of any Damages that are subject to any Tax by a Purchaser Indemnified Party, the amount of any Damages shall be increased by the income or other tax amount to be paid by such Purchaser Indemnified Party as a result of the payment of such Damages.

5.           Recovery of Contingent Consideration.   For the purposes of clarity, to the extent any such Contingent Consideration is paid to the Shareholders, the Purchaser shall have the right to recover up to the Shareholder Indemnification Cap, pro rata from the Shareholders, if the Damages pursuant to this Schedule 6 exceed any unearned Contingent Consideration. Each Shareholder hereby acknowledges and agrees to return such Contingent Consideration, pro rata, not to exceed such Shareholder’s pro rata portion of the Contingent Consideration, up to the amount of unpaid Damages as follows:

Schedule 6 to Stock Purchase Agreement Page 4 of 6

within fifteen (15) days of notice of the final disposition of any obligation indemnified pursuant to this Schedule 6 and such Shareholder’s respective pro rata portion thereof, each Shareholder shall first return any Contingent Cash Consideration received by wire transfer of immediately available funds to the account of the Purchaser and thereafter shall return any certificates representing the remainder in Contingent Shares which shall be valued at the greater of Market Value or the price the Contingent Shares were valued at when issued to Shareholder.

[SIGNATURE PAGES TO FOLLOW]

Schedule 6 to Stock Purchase Agreement Page 5 of 6

For and on behalf of:

Advanced Accelerator Applications S.A.

By:	/s/ Stefano Buono
Name:	Stefano Buono
Title:	President and Chief Executive Officer

For and on behalf of:

BioSynthema Inc.

By:	/s/ Jack L. Erion
Name:	Jack L. Erion
Title:	Chief Executive Officer

For and on behalf of the undersigned Shareholder:

By:
Name:
Title:

Schedule 6 to Stock Purchase Agreement

Schedule 7

Accounts as of December 31, 2009

Schedule 7 to Stock Purchase Agreement Page 1 of 1

BioSynthema Inc.

Balance Sheet

As of December 31, 2009

Total
ASSETS
Current Assets
Bank Accounts
0100 US Bank 2605	92,863.00
0210 1ST IBI	10,688.29
0220 E*TRADE	24,771.38
230 Savings EURO account	106,071.27
Total Bank Accounts	$234,393.94
Accounts Receivable
1200 Accounts Receivable	0.00
Total Accounts Receivable	$0.00
Other Current Assets
1120 Inventory Asset	0.00
1499 Undeposited Funds	20.00
1510 Employee Advances	40.13
Custom Chemicals	54,500.00
Custom Peptide Inventory	121,491.00
Investment - Amersterdam	26,856.00
Investments - Savings Accounts	0.00
Laboratory Supplies	23,857.00
Prepaid Professional Fees	75,990.54
Vendor Receivables	36.50
Total Other Current Assets	$302,751.17
Total Current Assets	$537,145.11
Fixed Assets
Computers & Peripherals	12,716.63
Accum. Dep - PC's and Periph.	11,258.57
Total Computers & Peripherals	$1,458.06
Laboratory Equipment	138,390.00
Depreciation	440,569.58
Original Cost	303,319.99
Total Laboratory Equipment	$1,140.41
Miscellaneous Lab Equipment	25,000.00
Office Furniture	1,402.98
Accumulated Depreciation	1,402.98
Total Office Furniture	$0.00
Total Fixed Assets	$27,598.47
Other Assets
Intangible Asset - Patents	248,662.48
Case 1020	0.00
Case 1405	16,692.43
Case 1406	61,104.65
Case 1410	62,855.75
Case 1488	6,929.27
Case 1514	0.00
Case 1601	19,386.30
Case 1602	6,627.68
Case 1604	2,130.11
Case 1605	5,543.91
Case 1606	26,995.65
Case 728	0.00
Case 755	0.00
Case 836	779.90
Case 947	0.00
Total Intangible Asset - Patents	$457,708.13
Other Long-Term Assets	78,784.56
Security Deposits	5,971.08
Total Other Assets	$542,463.77
TOTAL ASSETS	$1,107,207.35

LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts Payable
2000 Accounts Payable	0.00
Total Accounts Payable	$0.00
Credit Cards
AMERICAN EXPRESS
AEC6-91004 - F Sorenson	0.00
Total AMERICAN EXPRESS	$0.00
Total Credit Cards	$0.00
Other Current Liabilities
2200 Sales Tax Payable	0.00
2300 Directors Trust Accounts - Liabilities
2310 H van Rossem Trust Accounts - Liabilities	7,200.00
Total 2300 Directors Trust Accounts - Liabilities	$7,200.00
Accrued Liabilities	985.61
Employee Payables	0.00
Employee reimbursement	37.00
Total Other Current Liabilities	$6,251.39
Total Current Liabilities	$6,251.39
Long Term Liabilities
Stichting BWE	671,925.00
Total Long Term Liabilities	$671,925.00
Total Liabilities	$678,176.39
Equity
1110 Retained Earnings	88,207.80
1520 Capital Stock	100.00
3000 Opening Bal Equity	0.00
Capital In Excess of Par	673,983.00
Net Income	156,844.24
Total Equity	$429,030.96
TOTAL LIABILITIES AND EQUITY	$1,107,207.35

Friday, May 07, 2010 03:29:16 PM GMT-5 - Accrual Basis

BioSynthema Inc.

Statement of Cash Flows

January - December 2009

Total
OPERATING ACTIVITIES
Net Income	156,844.24
Adjustments to reconcile Net Income to Net Cash provided by operations:
1200 Accounts Receivable	2,553.40
Prepaid Professional Fees	75,990.54
Vendor Receivables	25.08
2000 Accounts Payable	6,883.41
2200 Sates Tax Payable	0.00
Net cash provided by operating activities	$237,139.71
INVESTING ACTIVITIES
Computers & Peripherals: Accum. Dep - PC's and Periph.	1,031.28
Laboratory Equipment: Depreciation	1,710.00
Laboratory Equipment: Original Cost	2,849.99
Office Furniture: Accumulated Depreciation	43.72
Intangible Asset - Patents: Case 1405	1,053.46
Intangible Asset - Patents: Case 1406	9,310.20
Intangible Asset - Patents: Case 1410	7,657.51
Intangible Asset - Patents: Case 1602	2,453.57
Intangible Asset - Patents: Case 1605	2,000.00
Intangible Asset - Patents: Case 1606	13,340.45
Security Deposits	1,185.10
Net cash provided by investing activities	$37,056.28
FINANCING ACTIVITIES
3000 Opening Bal Equity	21.72
1110 Retained Earnings	21.67
Net cash provided by financing activities	$0.05
Net cash increase for period	$274,204.94
Cash at beginning of period	508,578.88
Cash at end of period	$234,373.94

Friday, May 07, 2010 03:34:05 PM GMT-5

BioSynthema Inc.

Profit & Loss

January - December 2009

Total
Income
4070 Services	116,027.99
Peptide Sales	139,373.30
Shipping Income	31.30
Total Income	$255,432.59
Gross Profit	$255,432.59
Expenses
6120 Bank Service Charges	66.50
6150 Depreciation Expense	2,785.00
6160 Dues and Subscriptions	261.30
6180 Insurance
Medical	5,655.18
Total 6180 Insurance	$5,655.18
6200 Interest Expense
6210 Finance Charge	3.95
Total 6200 Interest Expense	$3.95
6230 Licenses and Permits	202.00
6240 Miscellaneous	68.59
6250 Postage and Delivery	1,768.66
6270 Professional Fees	13,402.83
6275 Payroll Services	1,850.85
6280 Legal Fees	0.00
General Legal Services	0.00
Legal Fees - Patent	567.06
Total 6280 Legal Fees	$567.06
6650 Accounting	2,429.39
Total 6270 Professional Fees	$18,250.13
6290 Rent	71,809.96
6340 Telephone	1,555.96
6350 Travel & Ent
6360 Entertainment	55.03
6370 Meals	751.11
6380 Travel	1,176.74
Lodging	658.80
Miscellaneous	158.93
Total 6350 Travel & Ent	$2,800.61
6560 Payroll Expenses
FICA / Med Tax
FICA / Med Tax - Employees	9,835.49
Total FICA / Med Tax	$9,835.49
FUTA / SUI
FUTA / SUI - Employees	650.36
Total FUTA / SUI	$650.36
Wages
Wages - Employees	67,230.90
Wages - Officers	58,971.85
Total Wages	$126,202.75
Total 6560 Payroll Expenses	$136,588.60

6820 Taxes	62.00
6830 Federal	0.00
6850 Property	1,189.56
6860 State	424.00
Payroll Expense	552.69
Total 6820 Taxes	$2,104.25
Consulting	147,467.59
Education & Training	599.31
Equipment - Misc	167.29
Equipment Maintenance	1,934.70
Maintenance - Lab Equipment	310.00
Parking	87.40
Peptide Synthesis	1,800.00
Software	49.95
Supplies
Lab	13,635.20
Office	1,190.90
Total Supplies	$14,826.10
Waste Expense	1,263.42
Total Expenses	$412,526.45
Net Operating Income	$157,093.86
Other Income
7010 Interest Income	249.62
Total Other Income	$249.62
Net Other Income	$249.62
Net Income	$156,844.24

Friday, May 07, 2010 03:21:10 PM GMT-5 - Accrual Basis